Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

by and among

THE SELLERS NAMED HEREIN, as SELLERS

and

STARWOOD LAND, L.P., as BUYER

Dated as of February 8, 2018

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Schedules

Schedule A-1	Owned Properties
Schedule A-2	Ownership Interests
Schedule A-3	Subsidiary Interests
Schedule A-4	Joint Venture Properties
Schedule B-1	Joint Venture Agreements; Joint Venture Partners
Schedule B-2	Surveys
Schedule B-3	Title Pro Formas
Schedule B-4	Waived Consents
Schedule B-5	Data Room Website Index
Schedule 2.1(b)(i)(b)	Personal Property Inventories
Schedule 2.1(b)(i)(c)	Personal Property Inventories
Schedule 2.1(b)(i)(d)	Personal Property Inventories
Schedule 2.1(c)	Excluded Properties and Interests
Schedule 3.2(b)	Leases
Schedule 3.2(d)-1	Existing Litigation Matters
Schedule 3.2(d)-2	Starwood-Assumed Claim Liabilities
Schedule 3.2(f)	Subsidiary Agreements
Schedule 3.2(i)	Loans
Schedule 3.2(i)(i)	Affiliate Loan Documents
Schedule 3.2(i)(ii)	Elan Loan Documents
Schedule 3.2(i)(iii)	Miramonte Loan Documents
Schedule 3.2(i)(iv)	Juniper Ridge Loan Documents
Schedule 3.2(i)(v)	Harper’s Preserve Loan Documents
Schedule 3.2(k)	Homeowner’s Association Documents; REAs
Schedule 3.2(m)(i)	Management Agreements
Schedule 3.2(m)(ii)	Leasing Agreements
Schedule 3.2(m)(iii)	Lot Sale Contract
Schedule 3.2(m)(iv)	Deposits Delivered to Sellers pursuant to Lot Sale Contracts
Schedule 3.2(n)	Governmental Authority Notices
Schedule 3.2(p)	Tax Matters
Schedule 3.2(r)	Joint Venture Title Policies
Schedule 3.2(t)	Arrowhead Loan Documents
Schedule 3.2(u)	Environmental Matters
Schedule 3.2(w)	Permits
Schedule 3.2(x)	Ongoing Work
Schedule 6.2(e)(iv)	Terminated Contracts
Schedule 6.2(e)(ix)	Asset-Related Property Consents
Schedule 6.3	Asset-Related Property Transfer Items
Schedule 10.1	Net Cash Flow Forecast
Schedule 11.2	Specified Lot Liabilities

Exhibits

Exhibit 3.2(h)	Structure Charts
Exhibit 3.2(b)	Rent Roll

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AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 8th day of February, 2018 by and among each of the entities listed in the column entitled “Property Sellers” on Schedule A-1 attached hereto and made a part hereof (individually, each a “Property Seller”; collectively, the “Property Sellers”), each of the entities listed in the column entitled “Interest Sellers” on Schedule A-2 attached hereto and made a part hereof (individually, each an “Interest Seller”; collectively, the “Interest Sellers”; the Property Sellers and the Interest Sellers, individually, each a “Seller”; collectively, “Sellers”) and Starwood Land, L.P., a Delaware limited partnership (“Buyer”).

Background

A. The Property Sellers and certain of the Wholly Owned Entities (as hereinafter defined) are the owners of the land, buildings and other improvements constituting the “Owned Property” listed in the column entitled “Owned Property” opposite their names on Schedule A-1 attached hereto and made a part hereof (individually an “Owned Property”; collectively, the “Owned Properties”).

B. Each Interest Seller is the owner of the shares or partnership or membership interests (individually an “Ownership Interest”; collectively the “Ownership Interests”) as shown (i) in the column entitled “Ownership Interest” in the entities listed in the column entitled “Joint Venture Entity” (individually, a “Joint Venture Entity”; collectively, the “Joint Venture Entities”), or (ii) in the column entitled “Ownership Interest” in the entities listed in the column entitled “Wholly Owned Entities”, in each case opposite its name on Schedule A-2 attached hereto and made a part hereof. Certain of the Joint Venture Entities are the direct or indirect owners of the shares or partnership or membership interests as shown in the column entitled “Subsidiary Interest” (individually, a “Subsidiary Interest”; collectively, the “Subsidiary Interests”) in the entities listed in the column entitled “Subsidiary” (individually, a “Subsidiary”; collectively, the “Subsidiaries”) as set forth on Schedule A-3 attached hereto and made a part hereof.

C. Certain of the Joint Venture Entities are the owners or lessees of the land, buildings and other improvements constituting the “Joint Venture Property” listed in the column entitled “Joint Venture Property” opposite their names on Schedule A-4 attached hereto and made a part hereof, and all of the Subsidiaries are the owners or lessees of the land, buildings and other improvements constituting the “Joint Venture Property” listed in the column entitled “Joint Venture Property” opposite their names on Schedule A-4 attached hereto and made a part hereof (individually a “Joint Venture Property”; collectively, the “Joint Venture Properties”; together with the Owned Properties, collectively, the “Properties”; each a “Property”).

D. The Owned Properties, the Ownership Interests, the Subsidiary Interests, the Joint Venture Properties and the Arrowhead Loans (hereinafter defined) listed on Schedule A-1, Schedule A-2, Schedule A-3, and Schedule A-4 respectively, together with the Asset-Related Property (as defined below), as applicable, shall be referred to herein, collectively, as the “Assets”.

E. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Owned Properties, the Ownership Interests, the Arrowhead Loans, the Asset-Related Property, and Seller’s right, title and interest in and to the other Assets (collectively, the “Purchased Assets”) on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.    Defined Terms. The capitalized terms used herein will have the following meanings.

“Actual Net Cash Flow Statement” shall have the meaning assigned thereto in Section 10.1.

“Affiliate” shall mean, with respect to the Person in question, (a) any other Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person in question or (b) any other Person in which such Person in question has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person or any other Person having a direct or indirect equity interest constituting at least a majority interest of the total equity of such Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct or cause the direction of the management or policies of the Person in question, whether through the ownership of securities, by contract or otherwise.

“Affiliate Agreements” shall mean any agreements between any of the Sellers or any of their Affiliates (other than the Pre-Transfer Seller Entities), on the one hand, and any of the Pre-Transfer Seller Entities, on the other hand.

“Affiliate Loan” shall mean that certain loan between an Affiliate of Sellers, as lender, and a certain Subsidiary, as more particularly set forth on Schedule 3.2(i)(i) attached hereto.

“Affiliate Loan Documents” shall mean those documents evidencing the material terms of the Affiliate Loan as more particularly described on Schedule 3.2(i)(i) attached hereto.

“Affiliate Loan Files” shall mean the files maintained by Seller or its Affiliates, with respect to the Affiliate Loan.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(e)(i).

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question, including relating to building, zoning and environmental protection.

“Arrowhead Loan Documents” shall mean those documents evidencing the material terms of the Arrowhead Loans as more particularly described on Schedule 3.2(t) attached hereto.

“Arrowhead Loans” shall mean, collectively the seller-financing of lot sales in the Owned Property known as “Arrowhead Ranch” made by the relevant Seller pursuant to the mortgage loans described in Schedule 3.2(t).

“Arrowhead Loan Files” shall mean the files maintained by Seller or its Affiliates, with respect to the Arrowhead Loans.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Asset-Related Property Consents” shall have the meaning assigned thereto in Section 6.2(e)(ix).

“Assets” shall have the meaning assigned thereto in “Background” paragraph D.

“Assignment of Arrowhead Loans” shall have the meaning assigned thereto in Section 6.2(d).

“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1(a)(ii).

“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(a)(i).

“Assumed Contracts” shall mean all Contracts with respect to Owned Properties to which any Property Seller or Wholly Owned Entity is a party, in each case other than the Terminated Contracts.

“Basket Limitation” shall mean an amount equal to $500,000.00.

“Bill of Sale and Assignment and Assumption of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in Section 6.1(a)(iv).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by Applicable Law to be closed in the city of New York, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer’s Knowledge” shall mean the actual knowledge of Buyer based upon the actual knowledge of David Baker and Michael Moser, which shall also be deemed to include (i) any matter disclosed in any exhibit or schedule to this Agreement and (ii) any matters disclosed in the Data Room Website on or after January 3, 2018 but not after the Data Room Cut Off Date which are sufficient in detail to enable Buyer (acting in a reasonably diligent manner) to identify the nature and scope of the fact or matter so disclosed in the Data Room Website. The named individuals shall have no personal liability by virtue of his or her inclusion in this definition.

“Buyer Releasees” shall have the meaning assigned thereto in Section 7.5(A).

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Cap Limitation” shall mean an amount equal to $3,500,000.00.

“Claims” shall have the meaning assigned thereto in Section 7.4(A).

“Closing” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Sellers pursuant to Section 6.2 and by Buyer pursuant to Section 6.1.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(e)(iii).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Construction Warranties” shall mean any construction warranties or similar instruments related to work performed at the Properties.

“Contracts” shall mean, collectively, all written agreements or contracts entered into by or on behalf of the Pre-Transfer Seller Entities, the Interest Sellers or their respective Affiliates which would be binding upon Buyer, the Assets or Joint Venture Entities or Wholly Owned Entities or the Subsidiaries after the Closing, and including amendments, modifications and renewals of any of the foregoing.

“Data Room Website” shall mean the materials with respect to the Assets posted on an on-line data website on or before the Data Room Website Cut Off Date, as identified on the index of the Data Room Website attached hereto as Schedule B-5.

“Data Room Website Cut Off Date” shall mean two (2) Business Days before Closing.

“Deed” shall have the meaning assigned thereto in Section 6.2(a)(i).

“Effective Date” shall mean the date of this Agreement.

“Elan Lender” shall mean Amegy Bank National Association.

“Elan Loan” shall mean that certain loan from Elan Lender relating to the Property located at 23350 W. Kingsland Blvd., Katy, Texas.

“Elan Loan Documents” shall mean all documents evidencing or securing the Elan Loan, as more particularly described on Schedule 3.2(i)(ii).

“Entity Agreements” shall mean the Joint Venture Agreements and the Subsidiary Entity Agreements, as applicable.

“Environmental Laws” shall mean any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601

et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“ERISA” shall have the meaning assigned thereto in Section 3.2(o).

“Escrow Agent” shall mean First American Title Insurance Company.

“Escrow Agreement” shall have the meaning assigned thereto in Section 6.3(ii).

“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(c).

“Executive Order” shall have the meaning assigned thereto in Section 3.1(e)(i).

“Existing Litigation Matters” means those litigation matters and threatened claims set forth on Schedule 3.2(d)-1.

“Final Adjustment Point” shall have the meaning assigned thereto in the preamble of Article X.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Harper’s Preserve Loan Documents” shall have the meaning ascribed thereto in Section 3.2(i)(v).

“Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the comprehensive environmental response, compensation and liability act, 42 U.S.C. § 9601 et seq. (as amended), the hazardous materials transportation act, as amended, 49 U.S.C. sections 1801 et seq., the resource conservation and recovery act of 1976 as amended, 42 U.S.C. section 6901 et seq., section 311 of the clean water act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq., the toxic substances control act, 15 U.S.C. § 2601 et seq, and the regulations and publications issued under any such laws, (b) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (c) mold or water conditions which may exist at the properties or other substances, wastes or materials listed or defined by (or for which liability or standards of conduct may be imposed pursuant to) any state or local statutes, regulations and ordinances pertaining to the protection of human health and the environment.

“Homeowner’s Association Documents” shall mean those certain homeowner’s association documents set forth on Schedule 3.2(k) hereto for each Property described thereon.

“Hunters Crossing PID Agreement” shall have the meaning assigned thereto in Section 6.3(vii).

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.5(a).

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5(a).

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5(a).

“Initial Adjustment Point” shall have the meaning assigned thereto in the preamble of Article X.

“Insurance” shall have the meaning assigned thereto in Section 3.2(q).

“Interest Assignment” shall have the meaning assigned thereto in Section 6.1(b).

“Interest Seller” or “Interest Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).

“Joint Venture Agreements” shall mean, collectively, the limited liability company agreements, bylaws, shareholders agreements, certificates of incorporation, limited partnership agreements and trust agreements, and all amendments thereto, of the Joint Venture Entities, as applicable, in each case to the extent such agreements and amendments are set forth on Schedule B-1 hereto designated as “Joint Venture Agreements”.

“Joint Venture Consent” shall have the meaning assigned thereto in Section 6.2(e)(vii).

“Joint Venture Entity” shall have the meaning assigned thereto in “Background” paragraph B.

“Joint Venture Partners” shall mean, collectively, those joint venture partners set forth on Schedule B-1 hereto designated as “Joint Venture Partners”.

“Joint Venture Property” shall have the meaning assigned thereto in “Background” paragraph C.

“Joint Venture Title Policies” shall mean those certain existing ALTA (or Texas, as applicable) owner’s title insurance policies issued by the Title Company identified on Schedule 3.2(r) attached hereto.

“Juniper Ridge Loan Documents” shall have the meaning ascribed thereto in Section 3.2(i)(iv).

“Leases” shall mean the leases or occupancy agreements, including those in effect on the Effective Date identified on Schedule 3.2(b) attached hereto, and any security deposits actually held by Seller or any Pre-Transfer Seller Entity with respect to any such Leases.

“Leasing Agreements” shall mean those certain leasing agreements as set forth on Schedule 3.2(m)(ii) attached hereto, as amended, modified and/or supplemented from time to time.

“Lender” shall have the meaning assigned thereto in Section 6.2(e)(viii).

“Lender Consent” shall have the meaning assigned thereto in Section 6.2(e)(viii).

“Loan” shall have the meaning assigned in Section 6.2(e)(viii).

“Losses” shall mean, with respect to any specified Person, all costs, fees, expenses, Taxes, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by such specified Person.

“Lot Sale Contract” shall mean each of the lot sale contracts identified on Schedule 3.2(m)(iii).

“Management Agreements” shall mean those certain property management agreements, development management agreements and construction management agreements, as set forth on Schedule 3.2(m)(i) attached hereto, as amended, modified and/or supplemented from time to time.

“Material Contracts” shall mean each Contract (except, with respect to a Contract entered into by or binding on a Property Seller, only to the extent such Contract relates to an Owned Property) that (A) requires (1) aggregate payments by, or other consideration from or to, any Pre-Transfer Seller Entity of more than $1,500,000.00 over the remaining term of such Contract or (2) annual aggregate payments by, or other consideration from or to, said Pre-Transfer Seller Entity of more than $1,500,000.00, (B) cannot be terminated by the applicable Pre-Transfer Seller Entity on less than thirty (30) days’ notice, (C) provides for (or restricts) the purchase, sale, assignment, ground leasing or disposition, leasing or financing directly or indirectly, of all or any portion of the Properties, including any guaranties, security agreements, collateral agreements, purchase money agreements, capital leases, (D) obligates the applicable Pre-Transfer Seller Entity (other than a Property Seller) to lend, borrow or invest funds to, from or in any other Person, or to guaranty the financial obligations of any other Person, (E) prohibits or restricts the ability of the applicable Joint Venture Entity, Wholly Owned Entity or Subsidiary from engaging in any business, competing with any Person, or soliciting any Person in any geographical area, (F) provides for the indemnification of any Person by the applicable Joint Venture Entity, Wholly Owned Entity or Subsidiary (other than standard indemnification obligations in connection with the provision of services, non-disclosure agreements or licensing contracts, in each case, entered into in the ordinary course of business), (G) under which the execution and delivery of this Agreement will give rise to any right of termination, cancellation or acceleration or any other right of the counterparty thereto, or (H) relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, as well as any amendment or modification thereto with respect to a Joint Venture Entity, Wholly Owned Entity or Subsidiary (other than settlements providing solely for the payment of money damages to the extent not exceeding, individually or in the aggregate, $1,500,000.00, and that do not involve the imposition of injunctive or equitable relief against any Pre-Transfer Seller Entity that relates to the Assets or Properties, or an admission of wrongdoing); but excluding, however, the Joint Venture Agreements, the Miramonte Loan Documents, the Elan Loan Documents, the Management Agreements, the Leasing Agreements, Recorded Documents, documents evidencing or securing the Affiliate Loan, documents evidencing or securing the Arrowhead Loans and the Affiliate Agreements.

“Miramonte Lender” shall mean UMB Bank, N.A. (f/k/a Meridian Bank).

“Miramonte Loan” shall mean that certain loan from Miramonte Lender relating to the Property located at Boulder Bridge Pass at Dove Mountain, Marana, Arizona.

“Miramonte Loan Documents” shall mean all documents evidencing or securing the Miramonte Loan, as more particularly described on Schedule 3.2(i)(iii).

“Net Cash Flow Forecast” shall mean Seller’s in-place cash flow forecast for the Properties, a copy of which is attached hereto as Schedule 10.1.

“OFAC” shall have the meaning assigned thereto in Section 3.1(f).

“Other Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Outstanding Bond Amount” shall have the meaning assigned thereto in Section 6.3(ii).

“Owned Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Ownership Interest” shall have the meaning assigned thereto in “Background” paragraph B.

“Permits” shall have the meaning assigned thereto in Section 3.2(w).

“Permitted Assignee” shall have the meaning assigned thereto in Section 15.7.

“Permitted Exceptions” shall mean all of the following: (i) the matters set forth on the Title Commitments or the Surveys or any matters disclosed on any updates to the Title Commitments or the Surveys received by Buyer on or before the Closing Date, (ii) the Leases and the loan documents evidencing or securing the Loans set forth in Schedule 3.2(i), (iii) liens for current real estate taxes and special assessments which are not yet due or payable, (iv) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge and charges for sewer, water, electricity, telephone, cable television or gas, (v) any title exception which is approved or waived by Buyer in writing, (vi) rights of tenants, as tenants only, under the Leases, (vii) standard pre-printed exclusions contained in the Title Policies, (viii) any exceptions directly caused by Buyer or its agents, representatives or employees, and (ix) Applicable Laws (but not violations thereof), as to the use, occupancy, subdivision, development, conversion or redevelopment of any Property currently or hereinafter imposed by any Governmental Authority.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Transfer Seller Entities” means, as applicable, Property Sellers, the Wholly Owned Entities, Joint Venture Entities and/or Subsidiaries.

“Property” shall have the meaning assigned thereto in “Background” paragraph C.

“Property Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Purchased Assets” shall have the meaning assigned thereto in “Background” paragraph E.

“REAs” shall mean those certain reciprocal easement agreements, covenants, conditions and restrictions and similar documents set forth on Schedule 3.2(k).

“Recorded Documents” shall mean all documents of record as reflected in the Title Commitments.

“Rent Roll” shall have the meaning assigned thereto in Section 3.2(b).

“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).

“Required Consents” shall have the meaning assigned thereto in Section 6.2(e)(ix).

“Retained Liabilities” shall mean (i) all liabilities and obligations of any Joint Venture Entity, Wholly Owned Entity or Subsidiary or relating to any Joint Venture Property or Owned Property owned by a Wholly Owned Entity arising out of, or resulting from, any third party claims or actions brought against any Joint Venture Entity, Wholly Owned Entity or Subsidiary to the extent arising, occurring, or relating to events occurring prior to the Closing (in each case whether such claim or action is made before or after the Closing), including (x) any third-party claims or actions asserted or brought based upon any breach or alleged breach of, or a default or alleged default under, the Leases, the Lot Sale Contracts, the Contracts, REAs, the HOAs or other contracts or agreements to which any Joint Venture Entity, Wholly Owned Entity or Subsidiary is a party, and/or (y) any third-party claims or actions for property damage or personal injury, in each case where the third-party injury or damage (or event causing same) occurred on or prior to the Closing; provided, however, the foregoing shall not include any liabilities or obligations to the extent resulting from (A) claims or actions (other than claims or actions expressly described in the foregoing clauses (y)) relating to the structural, physical, environmental or other physical condition of a Property, including the boundaries thereof, encumbrances thereon and the title thereof, (B) any violation of any zoning, building, environmental protection, clean air, pollution, fire, health or other code, rule, regulation or law, including, without limitation, the provisions of the Fair Housing Act, 42 U.S.C. § 3601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., or (C) from the acts or omissions of Buyer, any Affiliate of Buyer or any agent or independent contractor of Buyer or any Affiliate of Buyer; (ii) all liabilities and obligations arising out or or resulting from the Existing Litigation Matters, other than those matters set forth on Schedule 3.2(d)-2; (iii) all liabilities and obligations arising out of or relating to those certain amenities located at the Owned Property known as “Hunter’s Crossing” that are contemplated to be transferred to the homeowner’s association to which such Property Seller’s Property is a party pursuant to the applicable Homeowner’s Association Documents and the transfer of such amenities to the homeowner’s association following the Closing; (iv) all liabilities and obligations arising out of or relating to that certain Deed of Trust to Secure an Indebtedness in the amount of $800,000 by and between U.S. West Properties Limited Liability Company, a Colorado limited liability company, as trustor, and First American Title Insurance Company, a California corporation, as trustee, for the benefit of Francescon Properties, LLC, a Colorado limited liability company, dated October 1, 1999 and recorded October 6, 1999 as instrument number 99-1907435; (v) all liabilities and obligations arising out of or relating to the Terminated Contracts; and (vi) all liabilities and obligations arising out of or relating to that certain Commercial Real Estate Listing

Agreement Exclusive Right to Sell, commencing on January 24, 2017, by and between Forestar (USA) Real Estate Group Inc. and Alexander Tiffany Southwest, LLC or any claims made or memoranda filed in connection therewith.

“RUBS” shall have the meaning assigned thereto in Section 10.2(c).

“Seller” or “Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Fundamental Representations” shall mean the representations contained in Section 3.1, Section 3.2(h)(ii), Section 3.2(h)(iii), and Section 3.2(p)(v).

“Seller Releasees” shall have the meaning assigned thereto in Section 7.4(A).

“Seller Releasors” shall have the meaning assigned thereto in Section 7.5(A).

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Sellers’ Knowledge” shall mean the actual knowledge of Sellers based upon the actual knowledge of Charles D. Jehl and Michael Quinley (the “Designated Representatives”), without any duty on the part of such Persons to conduct any independent investigation or make any inquiry of any Person; provided, however, Sellers each represent and warrant to Buyer that such Seller has caused each Designated Representative to review the representations and warranties set forth herein and each Designated Representative has advised each applicable Seller that such Designated Representative is not aware of any inaccuracies therein, taking into account the disclosures contained in and made pursuant to this Agreement. The named individuals shall have no personal liability to Buyer or Buyer’s Affiliates by virtue of their inclusion in this definition.

“Specified Lot Liabilities” shall mean liabilities and obligations (WHETHER OR NOT ANY LOSSES RELATING TO SUCH LIABILITIES AND OBLIGATIONS ARE CAUSED OR INCURRED, EITHER WHOLLY OR IN PART, BY THE NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE) OF SELLER OR SELLER’S AGENTS, EMPLOYEES, CONTRACTORS, SUBCONTRACTORS, SUPPLIERS OR DESIGN PROFESSIONALS) in any way incurred or sustained by Seller in connection with claims relating to construction defects, defects in materials, development conditions, drainage, erosion or shifting of soil with respect to those certain lots described on Schedule 11.2, to the extent such lots are acquired by Buyer or its designee at Closing pursuant to this Agreement; provided, however, that in no event shall Specified Lot Liabilities include any liabilities or obligations relating to or resulting from a breach by Seller of its representations, warranties or covenants set forth herein or in the Closing Documents, any Retained Liabilities, or the presence or release of Hazardous Materials or breach of any Applicable Laws which regulate or control Hazardous Materials.

“Starwood” shall mean Starwood Capital Group Global II, L.P.

“Straddle Period” shall mean any taxable period beginning before and ending after the Closing Date.

“Structure Charts” shall have the meaning assigned thereto in Section 3.2(h).

“Subsidiary” shall have the meaning assigned thereto in “Background” paragraph B.

“Subsidiary Agreement” shall mean the limited liability company agreements, bylaws, shareholders agreements, certificates of incorporation, limited partnership agreements and trust agreements, and all amendments thereto, of the Subsidiaries, as applicable, as set forth on Schedule 3.2(f) hereto.

“Subsidiary Interest” shall have the meaning assigned thereto in “Background” paragraph B.

“Surveys” shall mean those certain surveys of the Properties listed on Schedule B-2 hereto.

“Tax Claim” shall have the meaning assigned thereto in Section 11.8(b)(i).

“Tax Return” shall mean any return, declaration, report, election, or similar statement filed or required to be filed with respect to any Tax (including any schedules or attachments), including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” shall mean (i) any and all federal, state, local, and other taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, estimated, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including, personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, withholdings, or other tax of any nature whatsoever) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon and (ii) any liability in respect of any item described in clause (i) arising by reason of contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(a)(iii).

“Terminated Contracts” shall have the meaning assigned thereto in Section 6.2(e)(iv).

“Title Commitment” shall mean each of those certain owner’s title commitments issued by the Title Company, as listed on Schedule B-3 hereto, and any updates thereto.

“Title Company” shall mean First American Title Company.

“Title Policies” shall mean ALTA or Texas (as applicable) owner’s title insurance policies issued by the Title Company dated as of the Closing Date insuring Buyer’s, or the applicable owner of the Owned Property, title to the Owned Properties subject only to the Permitted Exceptions in an amount determined by Buyer for each Property.

“Treasury Regulations” shall mean proposed, temporary, and final Treasury Regulations promulgated under the Code (including corresponding provisions of successor Treasury Regulations).

“Uncollected Rents” shall have the meaning assigned thereto in Section 10.2(a).

“Violations” shall mean all violations of Applicable Law now or hereafter issued or noted, including any open building permits and any fines or penalties associated with the foregoing.

“Waived Consents” shall mean the consents set forth on Schedule B-4.

“Wholly Owned Entity” shall have the meaning assigned thereto in “Background” paragraph B.

“Wholly Owned Entity Agreement” shall mean the limited liability company agreements, bylaws, shareholders agreements, certificates of incorporation, limited partnership agreements and trust agreements, and all amendments thereto, of the Wholly Owned Entities, as applicable, as set forth on Schedule 3.2(f) hereto.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1.    Sale of Assets.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the relevant Sellers shall sell to Buyer, and Buyer shall purchase from the relevant Sellers, all of the Purchased Assets. It is understood and agreed that the closing of the purchases of the Purchased Assets shall occur contemporaneously and, except as explicitly set forth in this Agreement, none of the purchases of the Purchased Assets shall close unless the purchase of all of the Purchased Assets closes contemporaneously.

(b) The transfer of the Purchased Assets to Buyer shall include the transfer of all Asset-Related Property with respect to each Asset. For purposes of this Agreement, “Asset-Related Property” shall mean the following:

(i)	with respect to each Owned Property, all the relevant Seller’s rights, title and interest in and to,

(a)	all easements, covenants, water rights and other rights appurtenant to said Owned Property, including but not limited to any special declarant or developer rights under the Homeowner’s Association Documents, and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining said Owned Property and any other rights of way, strips and gores of land to the extent such land is appurtenant to said Owned Property;

(b)	all furniture, furnishings, fixtures, equipment and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to such Owned Property and are used primarily in connection with the operation of such Owned Property (but not including items owned or leased by tenants or the property manager with respect to the Properties), including, without limitation, those items set forth on Schedule 2.1(b)(i)(b) attached hereto;

(c)	all licenses, permits, mitigation credits, municipal utility district (and similar districts, including public improvement districts) and public improvement fee receivables and reimbursements (collectively, “MUD Receivables”), entitlements, approvals and authorizations or any similar documents (including from the Army Corps of Engineers, improvement districts and water management districts) issued in connection with the operation, use or development of all or any part of the Owned Property, but only to the extent they may be transferred under Applicable Law without consent and without the payment of a fee (unless such consent is obtained and Buyer pays any such fee), including, without limitation, those items set forth on Schedule 2.1(b)(i)(c) attached hereto;

(d)	all warranties, indemnities, claims and guarantees issued to the relevant Seller or Pre-Transfer Seller Entity by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Owned Property or any other work performed at the Owned Property, but only to the extent they may be transferred under Applicable Law without consent and without the payment of a fee (unless such consent is obtained and Buyer pays any such fee) including, without limitation, those items set forth on Schedule 2.1(b)(i)(d) attached hereto;

(e)	all other intangibles associated with the Owned Properties, including, without limitation, goodwill, all logos, designs, trade names, building names and trademarks related to the Owned Property and other general intangibles relating to the Owned Property, advertising materials (if any), photographs of the Owned Property and the copyrights with respect thereto, and all telephone exchange numbers specifically dedicated and identified with the Owned Properties, but only to the extent they may be transferred under Applicable Law without consent and without the payment of a fee (unless such consent is obtained and Buyer pays any such fee);

(f)	all Leases and Assumed Contracts, Lot Sale Contracts and all security and escrow deposits held by the relevant Seller in connection with any such Lease, Lot Sale Contracts or Assumed Contract;

(g)	all books and records, homeowner files, tenant files, tenant lists and tenant marketing information relating to the Owned Properties and any applicable HOAs and Homeowner’s Association Documents, but only to the extent the same are not Excluded Assets; and

(h)	the plans and specifications, architectural and engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Owned Properties, each to the extent in Sellers’ possession (or reasonably obtainable by Sellers without cost (unless such cost is paid by Buyer)) and the same are not Excluded Assets.

(ii)	with respect to each Ownership Interest, all of the relevant Interest Seller’s right, title and interest in, to and under the Joint Venture Entity or Wholly Owned Entity and the relevant Joint Venture Agreement or Wholly Owned Entity Agreement, as applicable, including, without limitation, all of the relevant Interest Seller’s right, title and interest in, to and under all:

(a)	capital accounts and capital balances of the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof;

(b)	distributions after the Closing of profits and income of the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof (regardless of when earned or accrued);

(c)	repayments after the Closing of any and all loans made by any Interest Seller to the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof, whether pursuant to the terms of the Joint Venture Agreement or otherwise;

(d)	capital distributions after the Closing from the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof;

(e)	distributions after the Closing of cash flow by the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof;

(f)	property and proceeds of the Wholly Owned Entity or Joint Venture Entity and of any direct or indirect Subsidiaries thereof (including, without limitation, property interests of the sort described in Section 2.1(b)(i)(a) through (h)) to which the Interest Seller now or in the future may be entitled;

(g)	other claims which the Interest Seller now has or may in the future acquire against the Wholly Owned Entity or Joint Venture Entity and any direct or indirect Subsidiaries thereof, and their respective property;

(h)	proceeds of any liquidation upon the dissolution of the Wholly Owned Entity or Joint Venture Entity and any direct or indirect Subsidiaries thereof, and winding up of their affairs;

(i)	general intangibles for money due or to become due from the Wholly Owned Entity or Joint Venture Entity and any direct or indirect Subsidiaries thereof;

(j)	other rights of the Interest Seller to receive any distributions or other payments of any kind whatsoever from or in respect of the Wholly Owned Entity or Joint Venture Entity and any direct or indirect Subsidiaries thereof or in any way derived from the Wholly Owned Entity’s or Joint Venture Entity’s Property or from the ownership or operation thereof, whether any of the above distributions consist of money or property;

(k)	other rights of the Interest Seller as a partner or member in the Wholly Owned Entity or Joint Venture Entity and any direct or indirect Subsidiaries thereof including, without limitation, rights to reports, accounting, information and voting; provided, however that the Asset-Related Property with respect to the Ownership Interests shall not include the proceeds of the sale of the Ownership Interests contemplated hereby; and

(l)	Subsidiary Interests owned directly or indirectly by the Joint Venture Entities.

(iii)	with respect to the Affiliate Loan and the Arrowhead Loans:

(a)	the Affiliate Loan Documents relating to such Affiliate Loan (including the original promissory note (or, if the original promissory note is not in Sellers’ possession or under its reasonable control, a lost note affidavit in the form agreed to by Sellers and Buyer), and, to the extent in Sellers’ possession or under its reasonable control, originals of the other Affiliate Loan Documents);

(b)	the Arrowhead Loan Documents relating to each Arrowhead Loan (including the original promissory note (or, if the original promissory note is not in Sellers’ possession or under its reasonable control, a lost note affidavit for such promissory note in the form agreed to by Sellers and Buyer), and, to the extent in Sellers’ possession or under its reasonable control, originals of the other Arrowhead Loan Documents);

(c)	the Affiliate Loan Files; and

(d)	the Arrowhead Loan Files.

(c) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Purchased Assets to be sold to Buyer (collectively, the “Excluded Assets”):

(i) Cash. All cash on hand or on deposit in any house bank, operating account or other account maintained by Sellers or a Wholly Owned Entity (as opposed to a Joint

Venture Entity or Subsidiary) in connection with the ownership, operation or management of the Owned Properties and/or the Ownership Interests (other than security deposits or deposits made pursuant to Lot Sale Contracts required to be transferred to Buyer in accordance with this Agreement).

(ii) Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Lease, and (C) any property manager with respect to the Properties;

(iii) Excluded Properties and Interests. All real property, equity interests, contracts, related personal property, leases, intangible property, claims and other rights and obligations as specifically described on Schedule 2.1(c).

SECTION 2.2.    Purchase Price.

(a) The consideration to be paid by Buyer to Sellers for the purchase of the Purchased Assets shall be an amount equal to Two Hundred Thirty-Two Million Dollars ($232,000,000) (the “Purchase Price”). At the Closing, Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available federal funds, an amount equal to the Purchase Price (as adjusted as expressly set forth herein).

(b) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(c) This Agreement is intended to be a single unitary agreement, and Sellers are required to sell all of the Purchased Assets to Buyer pursuant to the terms and provisions of this Agreement, and Buyer is required to purchase all of the Purchased Assets from Sellers pursuant to the terms and provisions of this Agreement.

SECTION 2.3.    The Closing.

(a) The closing of the sale and purchase of the Assets (the “Closing”) shall take place on the Effective Date (the “Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BUYER’S AND SELLERS’ OBLIGATIONS UNDER THIS AGREEMENT.

(b) The Closing shall be held on the Closing Date at 12:00 P.M. (Eastern Time) by mutually acceptable escrow arrangements. There shall be no requirement that Sellers and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise. Buyer and Sellers hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER

SECTION 3.1.    General Seller Representations and Warranties. As of the Effective Date, Sellers jointly and severally represent and warrant to Buyer as follows:

(a) Formation; Existence. Each Seller, each Joint Venture Entity, Wholly Owned Entity and each Subsidiary is a corporation, limited liability company, limited partnership or trust duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and qualified or licensed to transact business and in good standing (if applicable) in all jurisdictions in which said entity transacts business to the extent such qualification is required by Applicable Law. Each Joint Venture Entity, Wholly Owned Entity and Subsidiary has the requisite corporate, limited liability company, limited partnership or trust power and authority to own, lease and operate its properties and to carry on its business as conducted immediately prior to the Closing.

(b) Power and Authority. Except for the Waived Consents, and subject to obtaining any applicable Required Consents, each Seller has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on each Seller’s (and its subsidiaries’) part. This Agreement has been duly executed and delivered by each Seller and constitutes said Seller’s legal, valid and binding obligation, enforceable against said Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Conflicts; No Consents. Except for the Waived Consents and subject to obtaining any applicable Required Consents, Sellers’ execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Purchased Assets, (A) will not (i) conflict with or result in any violation of the organizational documents of any Seller, Joint Venture Entities, Wholly Owned Entities or Subsidiaries, (ii) result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any Seller, Wholly Owned Entity, Joint Venture Entity or Subsidiary is a party, or (iii) violate any Applicable Law, and (B) is not subject to any consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person or any court, administrative agency, commission or other Governmental Authority, or any other third party, except, in each case, which (i) will not give rise to a lien on any Asset, constitute a default under any Lease, Joint Venture Agreement, Lot Sale Contract or Material Contract or entitle any Person that is a party thereto to exercise any right of termination thereunder, and (ii) will not materially adversely affect (A) Sellers’ ability to consummate the transactions contemplated by this Agreement, (B) Sellers’ or Buyer’s direct or indirect interest in the Assets or (C) the use, value, development or operation of the Assets.

(d) Bankruptcy. No Seller, no Joint Venture Entity, no Wholly Owned Entity and no Subsidiary has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller’s, such Joint Venture Entity’s, such Wholly Owned Entity’s or such Subsidiary’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s, such Wholly Owned Entity’s, such Joint Venture Entity’s, or such Subsidiary’s directly or indirectly owned assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of such Seller’s, such Joint Venture Entity’s, such Wholly Owned Entity’s or such Subsidiary’s directly or indirectly owned assets, which remains pending.

(e) Anti-Terrorism Laws.

(i) No Seller nor any Joint Venture Entity, Wholly Owned Entity, Subsidiary or other Affiliate of any Seller is in violation of any laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii) No Seller nor any Joint Venture Entity, Wholly Owned, Entity, Subsidiary or other Affiliate of any Seller is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by OFAC, U.S. Department of State, or other U.S. Government Authorities, all as may be amended from time to time.

(iii) No Seller, nor any Person controlling or controlled by any Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(f) OFAC. No Seller, Joint Venture Entity, Wholly Owned Entity, Subsidiary or, to Sellers’ Knowledge, any director, officer, agent, or employee of any Seller, Joint Venture Entity, Wholly Owned Entity or Subsidiary is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).

SECTION 3.2.    Representations and Warranties of Sellers as to the Assets. As of the Effective Date, Sellers jointly and severally represent and warrant to Buyer as follows:

(a) Contracts. Sellers have made available to Buyer in the Data Room Website true and complete copies of the Contracts relating to the Assets. Except as set forth in Schedule 3.2(d)-1, neither any Seller nor any Pre-Transfer Seller Entity has given or received any written notice of default under any Material Contracts that has not been cured or rescinded. No Seller or the applicable Pre-Transfer Seller Entity has terminated or canceled any Material Contract. To Seller’s Knowledge, neither Seller nor any Pre-Transfer Seller Entity has waived in writing any material right under any Material Contract that would be applicable to a Property or a Joint Venture Entity, Wholly Owned Entity or Subsidiary after Closing.

(b) Leases. Exhibit 3.2(b) attached hereto describe the following information concerning the Leases affecting the Properties as of the date thereon (each a “Rent Roll”): (a) unit number, (b) name of tenant, (c) rental rate, (d) move in date, (e) expiration date, (f) any delinquencies or other defaults thereunder and (g) amount of security deposit. The Rent Roll is true and complete as of the effective date set forth therein. With respect to each Lease, to Sellers’ Knowledge such Lease is in full force and effect. Other than Leases set forth on the Rent Roll, there are no leases, licenses, tenancies or other occupancy agreements with respect to any of the Properties. Sellers shall provide Buyer with updated Rent Rolls promptly after Seller receives the same.

(c) Condemnation. There are no pending condemnations or eminent domain proceedings affecting the Properties, and to Sellers’ Knowledge, no such action is threatened in writing against any Property.

(d) Litigation. Except as set forth on Schedule 3.2(d)-1, there are no litigations, actions, suits, arbitrations, orders, judgments, decrees, claims, writs, injunctions, formal complaints, charges, investigations or other legal proceedings by Governmental Authorities, pending or, to Sellers’ Knowledge, threatened in writing against any Seller, any Joint Venture Entity, any Wholly Owned Entity or any Subsidiary which (i) are not covered by the Insurance Policies or (ii), if determined adversely to such entity, would materially and adversely affect (i) the ability of any Seller to perform (or cause the applicable Joint Venture Entity, Wholly Owned Entity or Subsidiary to perform) its obligations hereunder or (ii) the operation, use, development or value of the Assets. No Seller, Wholly Owned Entity, Joint Venture Entity or Subsidiary is a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would materially and adversely affect (i) the ability of said Seller to perform (or cause the applicable Joint Venture Entity, Wholly Owned Entity or Subsidiary to preform) its obligations hereunder or (ii) the operation, use, development or value of the Assets.

(e) Employees. No Seller (other than Forestar (USA) Real Estate Group, Inc.), Joint Venture Entity, Wholly Owned Entity or Subsidiary has any employees, and no Joint Venture Entity, Wholly Owned Entity or Subsidiary has ever had any employees. No Seller, Joint Venture Entity, Wholly Owned Entity or Subsidiary is or has ever been a party to or otherwise subject to or bound by the requirements of any collective bargaining agreement, neutrality agreement, union agreement or similar contract or, except for Forestar (USA) Real Estate Group, Inc., employment agreements. No Property being sold in this transaction, and no property manager providing management services at such Property, is subject to or bound by the requirements of any collective bargaining agreement, neutrality agreement, union agreement or similar contract with respect to any individuals providing services at such Property.

(f) Entity Agreements. True and complete copies of the Joint Venture Agreements, Wholly Owned Entity Agreements and the Subsidiary Agreements with respect to each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary, as applicable, have been delivered to Buyer (or made available to Buyer in the Data Room Website). A true and complete list of all Joint Venture Agreements, Wholly Owned Entity Agreements and Subsidiary Agreements is set forth on Schedule 3.2(f), and no Joint Venture Agreement, Wholly Owned Entity Agreement or Subsidiary Agreement has been modified in any material respect except as set forth in Schedule 3.2(f). To Seller’s Knowledge, each Joint Venture Agreement, Wholly Owned Entity Agreement and Subsidiary Agreement is in full force and effect in accordance with its terms. The Joint Venture Agreements, Wholly Owned Entity Agreements and Subsidiary Agreements constitute all of the joint venture, partnership and limited liability company agreements or similar agreement to which any Joint Venture Entity, Wholly Owned Entity or Subsidiary is a party or any Asset is subject to as of the Effective Date, and, the applicable Seller, Joint Venture Entity, Wholly Owned Entity or Subsidiary has not received any written notice of default under any Joint Venture Agreements, Wholly Owned Entity Agreements or Subsidiary Agreements from the other parties thereto that remain uncured and the applicable Seller, Joint Venture Entity, Wholly Owned Entity or Subsidiary has not delivered any written notice of default to the other parties thereto that remain uncured.

(g) Other Assets. No Joint Venture Entity, Wholly Owned Entity or Subsidiary owns, directly or indirectly, any direct or indirect legal or beneficial ownership interest in any real property, or any other material assets, except as set forth in Schedules A-1 through A-4 and the Excluded Assets. Each Pre-Transfer Seller Entity has good and valid title to the personal property to be conveyed (directly or indirectly) to Buyer at Closing and has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of such personal property other than in connection with indebtedness that has been satisfied or released on or prior to the Closing Date.

(h) Interests.

(i) No Joint Venture Entity or Subsidiary owns, directly or indirectly, any direct or indirect legal, beneficial or economic ownership interest in any Person, except as set forth on the structure charts attached hereto as Exhibit 3.2(h) (the “Structure Charts”). The Structure Charts are true and complete and list all Persons owning or holding a direct legal, beneficial or economic interest in the Joint Venture Entities and Subsidiaries, and there are no outstanding legal, beneficial or economic interests in the Joint Venture Entities or any Subsidiaries which are not shown on the Structure Charts. The Subsidiary Interests held by the Joint Venture Entities and Subsidiaries (A) are owned of record legally and beneficially, directly or indirectly, as applicable, by the applicable Joint Venture Entity or Subsidiary in the percentages indicated on Schedule A-3 hereto, (B) were not issued in violation of the preemptive rights of any Person or any agreement or Applicable Law and (C) as of the Closing will be free and clear of all liens, encumbrances, pledges, and security interests of any kind, other than any rights granted pursuant to the terms of the Joint Venture Agreements and the Subsidiary Agreements, as applicable. All issued and outstanding Subsidiary Interests have been duly authorized and issued and none of the Subsidiary Interests or other legal, beneficial or economic interests in the Joint Venture Entities or the Subsidiaries are or have ever been certificated. There are no outstanding securities convertible into or exchangeable or exercisable for equity interests in the Joint Venture Entities or any Subsidiaries. Except as described in the Joint Venture Agreements or Subsidiary Agreements, as applicable, there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements, subscriptions, voting agreements, proxies, voting trusts, buy-sell agreements, rights of first refusal, rights or obligations relating to the equity interests or rights of any kind held by any Person which require any Joint Venture Entity or Subsidiary to issue, repurchase or otherwise acquire or retire the Subsidiary Interests or which allow any Person to acquire any economic or voting interest in any Joint Venture Entity or Subsidiary. There are no bonds, notes, debentures or other indebtedness of any Joint Venture Entity or Subsidiary having the right to vote (or convertible into any security having the right to vote) on any matter on which the owners of a Joint Venture Entity or Subsidiary may vote other than in connection with indebtedness that will be satisfied or released on or prior to the Closing Date. Except as set forth on the Structure Charts, none of the Joint Venture Entities or Subsidiaries are managed by managers or, except as provided in the Management Agreements, asset managers, that are not members of the applicable Joint Venture Entity or Subsidiary.

(ii) The Ownership Interests in the Joint Venture Entities (A) are owned of record legally and beneficially by the applicable Interest Seller in the percentages indicated on Schedule A-3 hereto, and (B) as of Closing will be free and clear of all liens, encumbrances, pledges and security interests of any kind except those that may arise following Closing as set forth in the Joint Venture Agreements.

(iii) No Wholly Owned Entity owns, directly or indirectly, any direct or indirect legal, beneficial or economic ownership interest in any Person, except as set forth on the Structure Charts. The Structure Charts list all Persons owning or holding a direct legal, beneficial or economic interest in the Wholly Owned Entities, and there are no outstanding legal, beneficial or economic interests in the Wholly Owned Entities which are not shown on the Structure Charts.

The Ownership Interests (A) are owned of record legally and beneficially by the applicable Interest Seller in the percentages indicated on Schedule A-3 hereto, (B) were not issued in violation of the preemptive rights of any Person or any agreement or Applicable Law and (C) as of the Closing will be free and clear of all liens, encumbrances, pledges, and security interests of any kind. All issued and outstanding Ownership Interests have been duly authorized and issued and none of the Ownership Interests are or have ever been certificated. There are no outstanding securities convertible into or exchangeable or exercisable for equity interests in the Wholly Owned Entities. There are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements, subscriptions, voting agreements, proxies, voting trusts, buy-sell agreements, rights of first refusal, rights or obligations relating to the equity interests or rights of any kind held by any Person which require any Wholly Owned Entity to issue, repurchase or otherwise acquire or retire the Ownership Interests or which allow any Person to acquire any economic or voting interest in any Wholly Owned Entity. There are no bonds, notes, debentures or other indebtedness of any Wholly Owned Entity having the right to vote (or convertible into any security having the right to vote) on any matter on which the owners of a Wholly Owned Entity may vote other than in connection with indebtedness that will be satisfied or released on or prior to the Closing Date. Except as set forth on Structure Charts, none of the Wholly Owned Entities are managed by managers or, except as provided in the Management Agreements, asset managers, that are not members of the applicable Wholly Owned Entity.

(i) Indebtedness. No Joint Venture Entity, Wholly Owned Entity or Subsidiary shall have at Closing any indebtedness for borrowed money (including any intercompany indebtedness) evidenced by a written agreement, note or similar instrument, other than the indebtedness identified in Schedule 3.2(i) or as further set forth in this Section 3.2(i).

(i) Schedule 3.2(i)(i) sets forth a true and complete list of all the Affiliate Loan Documents, and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Affiliate Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Affiliate Loan Documents. Seller is the holder of the Affiliate Loan, free and clear of all liens, encumbrances, pledges, and security interests of any kind. To Seller’s Knowledge, Schedule 3.2(i)(i) sets forth, as of the date specified therein, the outstanding principal balance, the amount of accrued and unpaid interest, any other amounts due and payable by the borrower to the lender with respect to the Affiliate Loan, and the amounts of any reserves held by the lender thereunder.

(ii) Schedule 3.2(i)(ii) sets forth a true and complete list of all the Elan Loan Documents, and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Elan Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Elan Loan Documents. Schedule 3.2(i)(ii) sets forth, as of the date specified therein, the outstanding principal balance and the amount of accrued and unpaid interest due and payable by the borrower to the Elan Lender with respect to the Elan Loan, and the amounts of any reserves held by the Elan Lender thereunder.

(iii) Schedule 3.2(i)(iii) sets forth a true and complete list of all the Miramonte Loan Documents, and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Miramonte Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Miramonte Loan Documents. Schedule 3.2(i)(iii) sets forth, as of the date specified therein, the outstanding principal balance and the amount of accrued and unpaid interest due and payable by the borrower to the Miramonte Lender with respect to the Miramonte Loan, and the amounts of any reserves held by the Miramonte Lender thereunder.

(iv) Schedule 3.2(i)(iv) sets forth a true and complete list of all the loan documents with respect to the Joint Venture Property known as “Juniper Ridge” (the “Juniper Ridge Loan Documents”), and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Juniper Ridge Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Juniper Ridge Loan Documents. Schedule 3.2(i)(iv) sets forth, as of the date specified therein, the outstanding principal balance and the amount of accrued and unpaid interest due and payable by the borrower to the lender with respect to the Juniper Ridge Loan Documents, and the amounts of any reserves held by the lender thereunder.

(v) Schedule 3.2(i)(v) sets forth a true and complete list of all the loan documents with respect to the Joint Venture Property known as “Harper’s Preserve” (the “Harper’s Preserve Loan Documents”), and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Harper’s Preserve Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Harper’s Preserve Loan Documents. Schedule 3.2(i)(iv) sets forth, as of the date specified therein, the outstanding principal balance and the amount of accrued and unpaid interest due and payable by the borrower to the lender with respect to the Harper’s Preserve Loan Documents, and the amounts of any reserves held by the lender thereunder.

(j) Option Interests. Other than the rights or options granted pursuant to the Recorded Documents, the Joint Venture Agreements, or Subsidiary Agreements, as applicable, there is no outstanding right of first offer, right of first refusal or other right or option to purchase or dispose of any Property or any portion thereof or direct or indirect interest therein.

(k) HOA; REAs.

(i) Schedule 3.2(k) sets forth a true and complete list of all material Homeowner’s Association Documents with respect to each Property. Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) a true and complete copy of all material Homeowner’s Association Documents affecting any Property, and all amendments thereto. To Seller’s Knowledge, (i) such Homeowner’s Association Documents are valid, binding and in full force and effect in accordance with their terms, (ii) except as set forth on Schedule 3.2(d)-1, Seller knows of no material default by a Pre-Transfer Seller Entity under such Homeowner’s Association Documents, the applicable Pre-Transfer Seller Entity has not received any written notice of default from the other parties thereto, and the applicable Pre-Transfer Seller Entity has not delivered any written notice of default under such Homeowner’s Association Documents to the other parties thereto that remain uncured, and (iii) all association dues and all other fees and payments due from Seller or any Pre-Transfer Entity in connection with such Homeowner’s Association Documents have been paid.

(ii) Schedule 3.2(k) sets forth a true and complete list of all special declarant and developer rights (by whatever name) held by a Pre-Transfer Seller Entity under the applicable Homeowner’s Association Documents and pursuant to which said Pre-Transfer Seller Entity has the right and power, directly or indirectly, to appoint directors and officers to any homeowner association board of directors established by the Homeowner’s Association Documents, and the names of the directors and officers presently appointed by the Pre-Transfer Seller Entity.

(iii) The applicable Pre-Transfer Seller Entity has not received any written notice of default under any REA from the other parties thereto and the applicable Pre-Transfer Seller Entity has not delivered any written notice of default to the other parties thereto that in each case remain uncured.

(l) Financial and Operating Statements.

(i) The statements of operations of the Owned Properties for the calendar year ended December 31, 2017, copies of which have been made available to Buyer, have been prepared in accordance with GAAP and fairly presents in all material respects the results of operations of the Owned Properties for such period.

(ii) Each of the financial statements delivered to Seller for the the Wholly Owned Entities, and, to Seller’s Knowledge, the Joint Venture Entities, and the Subsidiaries: (A) has been prepared in accordance with past practices, (B) fairly presents in all material respects the financial position of each Joint Venture Entity, Wholly Owned Entity and Subsidiary as of the date thereof; and (C) except as otherwise noted, do not fail to disclose any material liabilities of the Joint Venture Entities, the Wholly Owned Entities and the Subsidiaries as of the date of such statements.

(iii) The Net Cash Flow Forecast has been prepared by Seller in good faith and represents Sellers’ good faith estimate of the future operations at the Properties, but the same is only a forecast and under no circumstances shall the same be construed as a guarantee of future expenses, income or profits.

(m) Management Agreements; Leasing Agreements; Lot Sale Contracts.

(i) Schedule 3.2(m)(i) sets forth a true and complete list of all Management Agreements and amendments thereto, Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Management Agreements, and the applicable Seller and Pre-Transfer Seller Entity has not received any written notice of default under any Management Agreements from the other parties thereto and the applicable Seller and Pre-Transfer Seller Entity has not delivered any written notice of default to the other parties thereto that in each case remain uncured.

(ii) Schedule 3.2(m)(ii) sets forth a true and complete list of all Leasing Agreements and amendments thereto, Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Leasing Agreements, and the applicable Seller and Pre-Transfer Seller Entity has not received any written notice of default under any Leasing Agreements from the other parties thereto and the applicable Seller and Pre-Transfer Seller Entity has not delivered any written notice of default to the other parties thereto that in each case remain uncured.

(iii) Schedule 3.2(m)(iii) sets forth a true and complete list of all Lot Sale Contracts and amendments thereto, Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Lot Sale Contracts, and the applicable Seller and Pre-Transfer Seller Entity has not received any written notice of default under any Lot Sale Contract from the other parties thereto and the applicable Seller and Pre-Transfer Seller Entity has not delivered any written notice of default to the other parties that in each case remain uncured.

(iv) Schedule 3.2(m)(iv) sets forth a true and complete list of all deposits delivered to Sellers or their Affiliates pursuant the Lot Sale Contracts and the identity of the holder of such deposit.

(n) Compliance with Applicable Law. Except as set forth on Schedule 3.2(n), neither the Sellers nor any Pre-Transfer Seller Entity has received written notice from any Governmental Authority asserting the material non-compliance of any Property or the operations conducted thereon with any Applicable Laws, which remain uncured.

(o) Employee Benefits; ERISA. No Seller (other than Forestar (USA) Real Estate Group, Inc.), Joint Venture Entity, Wholly Owned Entity or Subsidiary maintains, sponsors, is a party to or contributes to (or has an obligation to contribute to) any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other benefit or compensation plan, program, policy, contract, agreement, or arrangement. No Seller, Joint Venture Entity, Wholly Owned Entity or Subsidiary has incurred, or could reasonably be expected to incur, any liabilities or obligations (contingent or otherwise) under Title IV of ERISA that could reasonably be expected to become liabilities or obligations of Buyer as a result of the transactions contemplated by this Agreement. Either (i) Seller is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA or (ii) the transactions contemplated under this Agreement will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(p) Tax Matters. Except as set forth in Schedule 3.2(p):

(i) Each Joint Venture Entity, Wholly Owned Entity and each Subsidiary has timely filed all Tax Returns required to be filed by it, after taking into account any applicable extensions, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by or on behalf of each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary (whether or not shown on any Tax Return) have been fully and timely paid.

(ii) No Joint Venture Entity, Wholly Owned Entity or Subsidiary is a party to or bound by any tax protection agreements, tax indemnity agreements, tax sharing agreements or tax allocation agreements currently in force, other than any customary third party commercial agreements entered into in the ordinary course of business in accordance with past practices and for which the primary subject matter of which is not Tax matters.

(iii) No Joint Venture Entity, Wholly Owned Entity or Subsidiary (i) is currently the subject of any audits, examinations, investigations, assessments or other proceedings in respect of any Tax or Tax matter by any Governmental Authority; (ii) has received any notice in writing from any Governmental Authority that such an audit, examination, investigation, assessment or other proceeding is contemplated or pending; (iii) has waived or requested a waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) is contesting any liability for Taxes before any Governmental Authority; (v) is subject to a claim or deficiency for any Tax which has not been satisfied by payment, settled or been withdrawn; (vi) is subject to a claim by a Governmental Authority in a jurisdiction where such Joint Venture Entity, Wholly Owned Entity or Subsidiary does not file Tax Returns that such Joint Venture Entity, Wholly Owned Entity or Subsidiary is or may be subject to taxation by that jurisdiction; (vii) has any outstanding requests for any Tax ruling from any Governmental Authority or has received a Tax ruling; or (viii) is the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax law).

(iv) Each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes.

(v) Each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary is and has been, from its formation, treated as a partnership or a disregarded entity for U.S. federal income tax purposes and has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for such purposes. Each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary that is treated as a partnership for U.S. federal income tax purposes has, or will have, a valid election in place under Section 754 of the Code for its taxable year in which the Closing occurs.

(vi) No Joint Venture Entity, Wholly Owned Entity or Subsidiary is or has been party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(vii) No Joint Venture Entity, Wholly Owned Entity or Subsidiary (i) is or has ever been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Seller, any Pre-Transfer Seller Entity, or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Applicable Law), as a transferee or successor, by contract, or otherwise.

(viii) No Joint Venture Entity, Wholly Owned Entity or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provision of state or local income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue accrued on or prior to the Closing Date, or (v) election under Code Section 108(i).

(ix) With respect to the Joint Venture Entities, Wholly Owned Entities and Subsidiaries, since the date of the latest balance sheet provided to Buyer through the Effective Date, Sellers have not changed or adopted any method of Tax accounting, changed or filed any new Tax election, filed any amended Tax Return, entered into any closing agreement, settled any Tax Claim or assessment, surrendered in writing any right to claim a refund of Taxes, consented to (or requested) any extension or waiver of the limitation period applicable to any Tax Claim or assessment (except, in each case, as required by Applicable Law).

(q) Insurance. With respect to each Joint Venture Property, and to the extent in Seller’s actual possession, Seller has made available in the Data Room (in the folder for the applicable Joint Venture Property and in the sub-folder entitled “Insurance”), certificate(s) of insurance listing the insurance types and amounts maintained by the Joint Venture Entity or Subsidiary that owns the direct interest in the Joint Venture Property (the “Insurance”). As of the Effective Date, all Insurance is in full force and effect and all premiums due and payable for the Insurance has been paid.

(r) Joint Venture Title Policies. Schedule 3.2(r) sets forth a true and complete list of all Joint Venture Title Policies. To Seller’s Knowledge, there are no pending claims with respect to such Joint Venture Title Policies.

(s) Affiliate Agreements. No Affiliate Agreements shall be binding on Buyer or any Pre-Transfer Seller Entities after the Closing Date and none of Buyer, the Pre-Transfer Seller Entities or any of their respective Affiliates shall have any liabilities with respect to any Affiliate Agreement from and after the Closing.

(t) Arrowhead Loans. Schedule 3.2(t) sets forth a true, correct and complete list of all the Arrowhead Loan Documents, and Seller has delivered to Buyer (or made available to Buyer in the Data Room Website) true and complete copies of the Arrowhead Loan Documents. Seller has not delivered or received any written notice of default that remains uncured pursuant to the Arrowhead Loan Documents and, to Seller’s Knowledge, no borrower is in default of its obligations under the Arrowhead Loan Documents. Seller is the holder of the Arrowhead Loans, free and clear of all liens, encumbrances, pledges, and security interests of any kind. To Seller’s Knowledge, Schedule 3.2(t) sets forth, as of the date specified therein, the outstanding principal balance, the amount of accrued and unpaid interest, any other amounts currently due and payable by the borrower to the lender with respect to the Arrowhead Loans, and the amounts of any reserves held by the lender thereunder.

(u) Environmental Matters. Except as set forth on Schedule 3.2(u), no Joint Venture Entity, Wholly Owned Entity, Subsidiary and (with respect to the Assets) Seller or its Affiliates has received any written notice from a Governmental Authority regarding any actual or alleged material violation of, or material liability or obligation under, Environmental Laws that remains uncured.

(v) Special Assessments. Except as set forth in the Title Commitments and except for assessments by municipal utility or other similar districts in regard to all or substantially all property within district boundaries and standby fees and assessments for the change in use of the property, none of Seller or its Affiliates or the Pre-Transfer Seller Entities have received written notice of any pending or proposed special assessments affecting the Properties, or any portion thereof. To Seller’s Knowledge, except for assessments by municipal utility or other similar districts in regard to all or substantially all property within district boundaries, no assessments for public improvements have been made against any Property which, individually or in the aggregate, would be material to any Property.

(w) Permits. To Seller’s Knowledge, (i) except as set forth on Schedule 3.2(w), no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Properties (collectively, “Permits”) or any agreement, easement or other right that is necessary to permit the current use or development of the Properties has failed to be obtained by Seller or is not in full force and effect, (ii) no Seller or its Affiliates or Pre-Transfer Seller Entity has received written notice of any existing and material zoning or land use violations with respect to any Property; and (iii) there are no pending actions initiated by or on behalf of any Seller or Pre-Transfer Seller Entity to change or redefine the zoning classification or land use approvals of all or any portion of any Property, except for actions which may be initiated in the ordinary course of business consistent with past practices.

(x) Ongoing Work. Except as set forth on Schedule 3.2(x), and except for work performed at or materials furnished to any Property in the ordinary course of business within 120 days (or such longer period to the extent that the applicable underlying agreement for services and/or materials allows a payment period in excess of 120 days) prior to the Effective Date, all material work performed or materials furnished to the Properties prior to the Effective Date has (i) been paid for in full, (ii) will be paid in the ordinary course of business or (iii) is being contested in good faith by appropriate proceedings and with adequate reserves established for payment.

(y) Development Conditions. To Sellers’ Knowledge, there are no material geotechnical conditions adversely affecting any material portion of the Properties which would materially preclude the development thereof in accordance with the applicable Seller’s, Joint Venture’s, Wholly

Owned Entity’s or Subsidiary’s current business plan for the Properties. To Sellers’ Knowledge, no material portion of the Properties includes any archeological sites, paleontological sites, historical sites, artifacts or burial grounds of historical or cultural significance that would materially preclude the development thereof in accordance with the applicable Seller’s, Joint Venture’s, Wholly Owned Entity’s or Subsidiary’s current business plan for the Properties.

(z) Property Tax Contests. Except in the ordinary course of business, no Seller or Pre-Transfer Seller Entity has filed or retained anyone to file, notices of protest against, or to commence actions to review real property tax assessments against any of the Properties which are currently pending.

(aa) Elan Joint Venture. Forestar (USA) Real Estate Group, Inc., a Delaware corporation (“FUSA”), contributed to Elan 99, LLC its entire Initial Capital Contribution (as defined in that certain Limited Liability Company Agreement of the Elan 99, LLC, dated December 19, 2014, by and between FUSA and GS Elan 99 Holdings, LLC, a Delaware limited liability (the “Elan JVA”)) of $8,757,480.73, pursuant to Section 3.1 of the Elan JVA.

(bb) Johnstown Farms, LLC Property Water. That certain Water and Sewer Service Agreement dated May 31, 2002 between Johnstown Farms, LLC, a Delaware limited liability company and The Town of Johnstown, a Colorado municipal corporation (the “WSSA”) is in full force and effect; Seller has completed the water dedication required under Section 2 of the WSSA; Seller has not used the surplus credit of 103.6 acre feet of water as provided for in Section 3 of the WSSA and Buyer shall be entitled to utilized such surplus; Seller has purchased the 359 taps as required under Section 4(a) of the WSSA; at least 75 (and possibly up to 78) of those taps are held by Seller and may be used for the future phase of the “Subject Property” as that term is defined in the WSSA.

SECTION 3.3.    Representations Regarding Joint Venture Entities, Subsidiaries and Joint Venture Properties. Notwithstanding anything to the contrary in this Agreement, Sellers’ representations and warranties in this Article III with respect to the Joint Ventures, the Subsidiaries and the Joint Venture Properties shall each be limited to Sellers’ Knowledge, except where a representation and warranty is made with respect to (i) the representations and warranties set forth in Section 3.2(h)(ii), (ii) the representations and warranties set forth in Section 3.1(b), and (iii) the representations and warranties of Seller set forth in Section 3.2(p).

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

SECTION 4.1.    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

(a) Formation; Existence. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.

(b) Power; Authority. Except for the Waived Consents, and subject to obtaining any applicable Required Consents, Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Purchased Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Conflicts; No Consents. Except for the Waived Consents, and subject to obtaining any applicable Required Consents, Buyer’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Purchased Assets (A) will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party in its individual capacity and (iii) violate any Applicable Law relating to Buyer or its assets or properties and (B) does not require the consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person or any court, administrative agency or commission or other Governmental Authority.

(d) Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Buyer’s assets, which remains pending.

(e) Anti-Terrorism Laws.

(i) None of Buyer or, to Buyer’s Knowledge, its Affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of Buyer or, to Buyer’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by OFAC, U.S. Department of State, or other U.S. Governmental Authorities, all as may be amended from time to time.

(iii) Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(f) OFAC. Neither Buyer nor, to Buyer’s Knowledge, any director, officer, agent, or employee of Buyer is currently the subject of any U.S. sanctions program administered by OFAC and none of the funds to be used in connection with this transaction constitute property of or are held by any person currently subject to any U.S. sanctions program administered by OFAC, nor are such funds derived from or the result of any unlawful activity.

(g) ERISA. Either (i) Buyer is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA or (ii) the transactions contemplated under this Agreement will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE V

INTENTIONALLY OMITTED.

ARTICLE VI

CLOSING DELIVERIES.

SECTION 6.1.    Buyer Closing Deliveries. Buyer shall deliver the following documents to the Escrow Agent on or before the Closing Date:

(a) With respect to the Owned Properties:

(i) an assignment and assumption of the relevant Seller’s interest in the Leases for the Owned Properties (the “Assignment of Leases”) duly executed by Buyer in the form agreed to by Sellers and Buyer;

(ii) an assignment and assumption of the Assumed Contracts for the Owned Properties (the “Assignment of Contracts”) duly executed by Buyer in the form agreed to by Sellers and Buyer;

(iii) notice letters to the tenants at the Owned Properties (the “Tenant Notices”) duly executed by Buyer, in the form agreed to by Sellers and Buyer; and

(iv) the assignment of all Asset-Related Property with respect to the Owned Properties to the extent assignable (but excluding any Excluded Assets and any Asset-Related Property separately assigned pursuant to the Assignment of Leases or Assignment of Contracts) (the “Bill of Sale and Assignment and Assumption of Licenses, Permits, Warranties and General Intangibles”) duly executed by Buyer in the form agreed to by Sellers and Buyer; and

(v) a Real Property Transfer Declaration form (TD-1000) for each Owned Property in the State of Colorado.

(b) With respect to the Ownership Interests, an assignment and assumption of interests (the “Interest Assignment”) duly executed by Buyer in the form agreed to by Sellers and Buyer;

(c) Intentionally omitted;

(d) With respect to the Arrowhead Loan, the Assignment of Arrowhead Loans, duly executed by Buyer;

(e) With respect to the transactions contemplated hereunder:

(i) all transfer Tax Returns to the extent required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Sellers and Buyer and duly executed by Buyer;

(ii) Intentionally omitted;

(iii) a closing statement prepared and approved by Sellers and Buyer, consistent with the terms of this Agreement (the “Closing Statement”) duly executed by Buyer, setting forth the prorations, credits and any adjustments to the Purchase Price for Closing; and

(iv) such evidence and further documents which the Title Company or Seller may reasonably require, or which are otherwise necessary for, the consummation of the transactions contemplated hereby.

SECTION 6.2.    Sellers Closing Deliveries. Sellers shall deliver the following documents to the Escrow Agent on or before the Closing Date:

(a) With respect to the Owned Properties:

(i) a deed (the “Deed”) for each Owned Property in the form agreed upon by Sellers and Buyer and duly executed by the relevant Seller;

(ii) the Assignment of Leases for each Owned Property duly executed by the relevant Seller;

(iii) the Assignment of Contracts for each Owned Property duly executed by the relevant Seller;

(iv) the Tenant Notices for each Owned Property duly executed by the relevant Seller;

(v) the Bill of Sale and Assignment and Assumption of Licenses, Permits, Warranties and General Intangibles for each Owned Property duly executed by the relevant Seller;

(vi) a true and complete copy of an updated Rent Roll as of a date that is no earlier than the last day of the month preceding the month in which the Closing Date occurs;

(vii) with respect to each Owned Property, a customary form of owner’s title affidavit and gap indemnity reasonably acceptable to the relevant Seller, executed by the applicable Seller;

(viii) a special warranty deed for water share certificates or water rights for certain of the Owned Properties located in the State of Colorado and California in the forms agreed upon by Sellers and Buyer and duly executed by the relevant Seller;

(ix) an assignment of water share certificates for certain of the Owned Properties located in the State of Colorado in the forms agreed upon by Sellers and Buyer and duly executed by the relevant Seller;

(x) original stock share certificates for all of the shares identified for conveyance under the forms of assignment agreed to by Sellers and Buyer; and

(xi) a DR 1083 Form for each Owned Property in the State of Colorado.

(b) With respect to the Ownership Interests, the Interest Assignment, duly executed by the relevant Interest Sellers;

(c) An assignment of that certain Agreement of Guaranty and Suretyship (Completion) signed by Greystar Real Estate Partners, LLC to and for the benefit of Elan 99, LLC and Forestar (USA) Real Estate Group, Inc.;

(d) With respect to the Arrowhead Loans, the Assignment of Loan for each Arrowhead Loan, substantially in a form agreed to by Sellers and Buyer (collectively, the “Assignment of Arrowhead Loans”) duly executed by the applicable Seller; and

(e) With respect to the transactions contemplated hereunder,

(i) all transfer Tax Returns to the extent required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Sellers and Buyer and duly executed by the applicable Seller or Sellers;

(ii) a FIRPTA certificate duly executed by each applicable Seller (or, if such Seller is treated as a disregarded entity for U.S. federal income tax purposes, the direct or indirect regarded parent of such Seller) in a form agreed by Sellers and Buyer;

(iii) a certificate duly executed by each applicable Seller (or, if such Seller is treated as a disregarded entity for U.S. federal income tax purposes, the direct or indirect regarded parent of such Seller) in form and substance as required by Section 1446(f)(2)(A) of the Code;

(iv) evidence of the termination of those certain Contracts set forth on Schedule 6.2(e)(iv) (the “Terminated Contracts”);

(v) to the extent in Sellers’ possession or under its reasonable control, copies of the Leases either referred to in the Assignment of Leases or which a Property is subject to at Closing which delivery may be satisfied by delivery of the on-site property management office at the Properties;

(vi) an instrument or instruments, duly executed by the appropriate persons, effectuating the resignation of all officers, directors and/or managers appointed by Sellers with respect to the Joint Venture Entities, the Wholly Owned Entities, the Subsidiaries and all associations formed pursuant to the Homeowner’s Association Documents, but only to the extent that the relevant Seller continues to have the power and authority to appoint such a position;

(vii) executed consents to the transactions contemplated by this Agreement from the Joint Venture Partner with respect to each Joint Venture Entity, in the respective forms agreed upon by Sellers and Buyer (each a “Joint Venture Consent”), except to the extent such Joint Venture Consent constitutes a Waived Consent;

(viii) executed consents to the transactions contemplated by this Agreement from the Elan Lender and the Miramonte Lender (the Elan Lender and the Miramonte Lender, each a “Lender”) with respect to the Elan Loan and Miramonte Loan (the Elan Loan and the Miramonte Loan, each a “Loan”), respectively, in the forms agreed upon by Sellers and Buyer (each a “Lender Consent”);

(ix) executed consents to the transfer of the Asset-Related Property to Buyer from the Persons identified in Schedule 6.2(e)(ix) (the “Asset-Related Property Consents”; the Asset-Related Property Consents, the Joint Venture Consents and the Lender Consents, collectively, the “Required Consents”), except to the extent such Asset-Related Property Consent constitutes a Waived Consent;

(x) any transfer documents required to be executed and delivered pursuant to any Permitted Exceptions in connection with the transactions contemplated by this Agreement;

(xi) such evidence and further documents which the Title Company or Buyer may reasonably require, or which are otherwise necessary for, the consummation of the transactions contemplated hereby;

(xii) to the extent assignable, any unapplied security deposits under Leases or deposits under Lot Sale Contracts entered into on or after December 18, 2017 (except any such deposits held in the form of cash, with respect to which Buyer shall receive a credit at the Closing pursuant to Article X) (which, in the case of any assignable letters of credit issued to Sellers shall mean the original letters of credit, together with the related transfer documentation completed;

(xiii) the Closing Statement duly executed by Sellers; and

(xiv) any transfer documents necessary to effectuate the assignment to, and assumption by Buyer of, any declarant or similar rights of Seller in the HOAs as well as any documents necessary to effectuate the resignation of Seller-appointed directors and officer in the HOAs and the replacement of the same with Buyer appointees; provided, however, with respect to all such HOA rights and appointments, the parties agree that Buyer shall only assume liability related to the same from and after the date of Closing and not before.

SECTION 6.3.    Cooperation.

(i) In the event any Asset-Related Property (including, without limitation, any Construction Warranties, receivables, entitlements, Permits, licenses, and approvals and/or authorizations from any Governmental Authority, the Army Corps of Engineers, any improvement districts and/or water management districts) (x) is not assignable (such as a letter of credit issued in favor of Seller that is not transferable), Sellers shall use commercially reasonable efforts after the Closing to provide Buyer with the economic benefits of such property by enforcing all rights with respect to such property (at Buyer’s direction) for the benefit of Buyer, or, in the case of receivables or other payments, promptly paying the same over to Buyer, or (y) is assignable or transferable, but was inadvertently not assigned or transferred at Closing or the parties agreed to pursue such assignment or transfer following Closing as set forth on Schedule 6.3, or if the completion of such assignment or transfer requires additional consents, documentation, filings, notices or approvals, Seller shall cooperate with Buyer and use commercially reasonable efforts to pursue such assignment or transfer after the Closing and, until such assignment or transfer is complete, shall continue to hold such property for the benefit of Buyer and to take all reasonable action, as directed by Buyer, in connection with the enforcement of rights related thereto for the benefit of Buyer.

(ii) With respect to any non-assignable letters of credit or bonds that constitute unapplied deposits made by Sellers, Buyer shall use commercially reasonable efforts to replace the same as soon as is commercially reasonable following Closing using diligent efforts, and Sellers shall reasonably cooperate with Buyer’s efforts to replace such letters of credit and bonds after the Closing. At Closing, Buyer shall deposit with Escrow Agent pursuant to a mutually acceptable escrow agreement (the “Escrow Agreement”) an amount equal to $1,000,000 as security for the replacement of any non-assignable letters of credit or bonds, which amount shall be released to Buyer pursuant to the terms of the Escrow Agreement. From and after the date on which the total outstanding amount of such non-assignable letters of credit or bonds that have not been replaced or terminated (the “Outstanding Bond Amount”) is less than $1,000,000, Buyer shall have the right to receive disbursements from such escrow account in an amount equal to the difference between the amount in escrow and the Outstanding Bond Amount by providing evidence of the Outstanding Bond Amount as of the date of such requested disbursement. If any non-assignable letters of credit or bonds issued on Sellers’ behalf have not been replaced by Buyer within one hundred twenty (120) days following the Closing and the Outstanding Bond Amount exceeds $1,000,000, (x) Buyer shall deposit additional funds with Escrow Agent pursuant to the terms of the Escrow Agreement such that, following such deposit, the remaining amount held by Escrow Agent is equal to the Outstanding Bond Amount as of such date, and (y) amounts deposited with Escrow Agent shall be released to Buyer on a dollar-for-dollar basis upon the replacement of such letters of credit and/or bonds. If the Outstanding Bond Amount is greater than $0.00 on the date which is one hundred eighty (180) days after the Closing Date, then, pursuant to the terms of the Escrow Agreement, upon the written request of Seller to Escrow Agent and Purchaser, together with Seller’s certification of the Outstanding Bond Amount, Escrow Agent shall remit to Seller the balance of the amount held in escrow, and Buyer shall have the right to receive disbursements from Seller in an amount equal to the difference between the amount held by Seller and the Outstanding Bond Amount by providing evidence of the Outstanding Bond Amount as of the date of such requested disbursement.

(iii) Additionally, in the event any real property or Asset-Related Property intended to constitute a portion of or be included in the transfer of a Purchased Asset is not conveyed to Buyer at Closing, then, after Closing, Seller shall cooperate with Buyer and take all reasonable action, as directed by Buyer, in connection with the transfer of such real property and any appurtenant Asset-Related Property to Buyer, including, without limitation, the execution and delivery of such deeds or other instruments of conveyance, transfer tax declarations and other documentation and filings as may be reasonably required in order to effectuate the transfer of such Purchased Asset to Buyer. Following the Closing, Seller and Buyer will use commercially reasonable efforts to cooperate (at no cost to such party) with the other in granting reasonable easements across such party’s property to the extent that such easement is reasonably needed to facilitate development of the dominant estate and provided the easement will not unreasonably interfere with the development, use, value or operation of the servient estate. Promptly following the Closing, with respect to the Owned Properties, Buyer shall transfer (and Seller shall reasonably cooperate with Buyer to transfer) all utilities at the Owned Properties to its name as of the Closing Date, and, where necessary, promptly post deposits with such utility companies.

(iv) In the event the assignment or transfer to Buyer of any MUD Receivables has not been completed on or prior to Closing, after the Closing Seller shall cooperate with Buyer and use commercially reasonable efforts to pursue such assignment or transfer after the Closing, including without limitation seeking and/or executing such additional consents, documentation, filings, notices or approvals as may be required for the completion of such assignment or transfer. Until such assignment or transfer is complete, Seller shall (x) promptly transfer to Buyer or its designee all of the MUD Receivables (and all income, economics and benefits related thereto) received by Seller and shall hold any such MUD Receivables (and all income, economics and benefits related thereto) received by Seller in trust for the benefit of Buyer until transferred to Buyer and (y) at Buyer’s direction, enforce all rights and take such actions with respect to such MUD Receivables (and all income, economics and benefits related thereto).

(v) In the event any Waived Consent results in any transfer or assignment contemplated hereunder (including with respect to any Asset) to be rendered void, then, after the Closing, (x) Seller and Buyer shall enter into such documents (including, without limitation, economic assignment agreements) and take such other actions as may be reasonably required by Buyer so that all the benefits and burdens of ownership of such Assets inure to Buyer or its designee, (y) at Buyer’s direction, Seller shall enforce all rights and take such actions with respect to such Assets for the benefit of Buyer and (z) Seller shall promptly pay any payments, receivables or other income received in connection therewith over to Buyer or its designee and until so transferred shall hold the same in trust for the benefit of Buyer or its designee. Except as otherwise set forth herein, including without limitation, Article XI hereof, if, following the Closing, any Seller, Buyer or Buyer’s designee, or any of their respective Affiliates, suffers any Losses as a result of a third party claim arising from any Waived Consent, Buyer and Seller shall each be responsible for fifty percent (50%) of the total amount of such Losses. Buyer shall have the right to commence, conduct and control, through its own counsel, the prosecution, defense and/or settlement of any claim, proceeding, litigation or action arising from or relating to such Waived Consent, and all costs and expenses in connection therewith shall constitute additional Losses for which Seller shall be responsible for fifty-percent (50%), and Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with any such prosecution, defense and/or settlement.

(vi) In the event after the Closing Buyer elects to obtain any of the Waived Consents, Seller shall cooperate with Buyer and use commercially reasonable efforts to pursue such Waived Consent after the Closing, including without limitation the execution and delivery of such additional documentation, filings, notices or approvals as may be reasonably necessary to obtain such Waived Consents.

(vii) Forestar (USA) Real Estate Group Inc. is one of the parties to that certain Public Improvements District Development and Reimbursement Agreement by and among the City of Bastrop, Texas, Hunters Crossing Local Government Corporation, and Sabine Investment Company executed on February 24, 2004 (the “Hunters Crossing PID Agreement”). If within one (1) year following the Closing Date a legally binding written commitment is obtained with respect to the Hunters Crossing PID Agreement, whereby the district thereunder agrees to pay to TF Hunters Crossing, L.P., or its successors or assigns, reimbursements in an amount not less than $5,000,000 from and after the effective date of such binding written commitment, Buyer shall pay to Seller an amount equal to $900,000 within 30 days after the effective date of such commitment.

(viii) The provisions of this Section 6.3 shall survive the Closing.

ARTICLE VII

RELEASE

SECTION 7.1.    Intentionally Omitted.

SECTION 7.2.    DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLERS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO (AND EXPRESSLY DISCLAIM ALL)

REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS. SELLERS SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLERS BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, THE MIRAMONTE LOAN DOCUMENTS, THE ELAN LOAN DOCUMENTS, THE ARROWHEAD LOAN DOCUMENTS, THE AFFILIATE LOAN DOCUMENTS, THE JUNIPER RIDGE LOAN DOCUMENTS, THE HARPER’S PRESERVE LOAN DOCUMENTS, CONTRACTS, MANAGEMENT AGREEMENTS, LEASING AGREEMENTS, ENVIRONMENTAL REPORTS OR THE JOINT VENTURE AGREEMENTS FURNISHED BY SELLERS, ITS REPRESENTATIVES OR OTHER PERSON ACTING ON SELLERS’ BEHALF EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS.

SECTION 7.3.    EXAMINATION; NO CONTINGENCIES.

(A) IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, OR ANY PARTNER OF SELLERS, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS WITH RESPECT TO THE ASSETS, THE CONDITION OF THE ASSETS OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS OR THE CONDITION OF THE ASSETS. BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION OF OR WITH RESPECT TO THE CONDITION OF THE ASSETS OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR

PROMISE, BY ANY DESCRIPTION OF THE ASSETS OR BY OPERATION OF LAW, AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLERS WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 7.4.    BUYER RELEASE.

(A) EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, BUYER, ON BEHALF OF ITSELF AND ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS HEREBY AGREES THAT SELLERS, AND EACH OF SELLERS’ PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “SELLER RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) RELATING TO MATTERS ARISING OR ACCRUING PRIOR TO THE CLOSING, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS, THE PROPERTIES, THE ELAN LOAN DOCUMENTS, THE MIRAMONTE LOAN DOCUMENTS, THE ARROWHEAD LOAN DOCUMENTS, THE AFFILIATE LOAN DOCUMENTS, THE JUNIPER RIDGE LOAN DOCUMENTS, THE HARPER’S PRESERVE LOAN DOCUMENTS, CONTRACTS, THE ENTITY AGREEMENTS OR THE JOINT VENTURE AGREEMENTS, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSETS OR THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (I) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTIES REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTIES, (II) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS, (III) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSETS AND EACH PART THEREOF, (IV) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE PROPERTIES, AND (V) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTIES REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTIES; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS

AGREEMENT OR THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS IN THE EVENT OF ACTUAL FRAUD BY ANY SELLER RELEASEE. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT, 42 U.S.C. § 6901 ET SEQ., THE FEDERAL WATER POLLUTION CONTROL ACT, 33 U.S.C. § 2601 ET SEQ., THE TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. § 2601 ET SEQ., THE CLEAN WATER ACT, 33 U.S.C. § 1251 ET SEQ., THE CLEAN AIR ACT, 42 U.S.C. § 7401 ET SEQ., THE HAZARDOUS MATERIALS TRANSPORTATION ACT, 49 U.S.C. § 1801 ET SEQ., THE OCCUPATIONAL SAFETY AND HEALTH ACT, 29 U.S.C. § 651 ET SEQ., AND SIMILAR STATE AND LOCAL ENVIRONMENTAL LAWS (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), OR ANY APPLICABLE LAWS WHICH REGULATE OR CONTROL HAZARDOUS MATERIALS, POLLUTION, CONTAMINATION, NOISE, RADIATION, WATER, SOIL, SEDIMENT, AIR OR OTHER ENVIRONMENTAL MEDIA, OR AN ACTUAL OR POTENTIAL SPILL, LEAK, EMISSION, DISCHARGE, RELEASE OR DISPOSAL OF ANY HAZARDOUS MATERIALS OR OTHER MATERIALS, SUBSTANCES OR WASTE INTO WATER, SOIL, SEDIMENT, AIR OR ANY OTHER ENVIRONMENTAL MEDIA, DIRECTLY OR INDIRECTLY, AGAINST THE SELLER RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS AGREEMENT OR THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS IN THE EVENT OF ACTUAL FRAUD BY ANY SELLER RELEASEE.

(B) TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOT KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLERS AT CLOSING, BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER RELEASEES FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLERS BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS AGREEMENT OR THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS IN THE EVENT OF ACTUAL FRAUD BY ANY SELLER RELEASEE.

(C) THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS AGREEMENT OR THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL SELLER RELEASEES BE RELEASED FROM ANY CLAIMS IN THE EVENT OF ACTUAL FRAUD BY ANY SELLER RELEASEE.

(D) THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

SECTION 7.5.    SELLER RELEASE.

(A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLERS, ON BEHALF OF THEMSELVES AND THEIR PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “SELLER RELEASORS”) HEREBY AGREE THAT (1) EACH JOINT VENTURE ENTITY, WHOLLY OWNED ENTITY AND SUBSIDIARY SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, IN LAW OR IN EQUITY, THAT THE SELLER RELEASORS MAY HAVE AGAINST ANY JOINT VENTURE ENTITY, WHOLLY OWNED ENTITY OR SUBSIDIARY, NOW OR IN THE FUTURE AND (2) BUYER, AND EACH OF BUYER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “BUYER RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS, THE PROPERTIES, THE ELAN LOAN DOCUMENTS, THE MIRAMONTE LOAN DOCUMENTS, THE ARROWHEAD LOAN DOCUMENTS, THE AFFILIATE LOAN DOCUMENTS, THE JUNIPER RIDGE LOAN DOCUMENTS, THE HARPER’S PRESERVE LOAN DOCUMENTS, CONTRACTS, MANAGEMENT AGREEMENTS, LEASING AGREEMENTS, THE SUBSIDIARY AGREEMENTS OR THE JOINT VENTURE AGREEMENTS, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSETS OR THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (I) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTIES REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTIES, (II) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS, AND (III) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF;

PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY BUYER RELEASEE, JOINT VENTURE ENTITY, WHOLLY OWNED ENTITY OR SUBSIDIARY BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS AGREEMENT OR IN THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL BUYER RELEASEE BE RELEASED FROM ANY CLAIM IN THE EVENT OF ACTUAL FRAUD BY ANY BUYER RELEASEE.

(B) THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY BUYER RELEASEE BE RELEASED FROM ANY CLAIMS ARISING FROM THE BREACH OF, OR PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN, THE EXPRESS PROVISIONS OF THIS AGREEMENT OR IN THE CLOSING DOCUMENTS; PROVIDED, FURTHER, THAT IN NO EVENT SHALL BUYER RELEASEE BE RELEASED FROM ANY CLAIM IN THE EVENT OF ACTUAL FRAUD BY ANY BUYER RELEASEE.

(C) THE PROVISIONS OF THIS SECTION 7.5 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1.    Title Insurance and Survey. Property Sellers’ (or the applicable Wholly Owned Entity’s) fee simple title in the Owned Properties shall be sold and are to be conveyed, and Buyer agrees to purchase fee simple title in the Owned Properties, subject only to the Permitted Exceptions. Title to the Joint Venture Property shall be owned in fee simple by the Joint Venture Entities or respective Subsidiaries identified in Schedule A-4, subject only to the Permitted Exceptions at Closing.

SECTION 8.2.    Intentionally Omitted.

SECTION 8.3.    Intentionally Omitted.

SECTION 8.4.    Intentionally Omitted.

SECTION 8.5.    Cooperation. In connection with obtaining the Title Policies, Buyer and Sellers, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Sellers and (ii) the authority of the respective signatories of Sellers and Buyer to bind Sellers and Buyer, as the case may be, and (b) certificate of good standing of Sellers. In addition, Sellers will deliver to the Title Company at Closing, if and to the extent requested by Title Company, (x) an owner’s title and non-imputation affidavit in the form agreed to by Sellers and Buyer. In addition, Sellers shall comply with commercially reasonable requirements of the Title Company in connection with the issuance of the Title Policies.

ARTICLE IX

TRANSACTION COSTS

SECTION 9.1.    Transaction Costs.

(a) Buyer and Sellers agree to comply with all real estate transfer tax laws applicable to the sale of the Purchased Assets. At Closing, Sellers shall pay or cause to be paid (i) fifty percent (50%) of all state, local and city transfer taxes and sales taxes (if any), (ii) fifty percent (50%) of all escrow charges, (iii) all costs for discharging encumbrances which are the express obligation of Sellers pursuant to this Agreement and (iv) any outstanding fines or penalties relating to any Violations relating to any Property as of the Closing. At Closing, Buyer shall pay or reimburse (q) one hundred percent (100%) of all costs for the Title Policies and other title charges, other than the costs in connection with discharging encumbrances which are the express obligation of Sellers pursuant to the provisions of this Agreement, (r) fifty percent (50%) of all escrow charges, (s) Buyer’s cost to obtain new surveys or to update the Surveys, (t) all fees, costs or expenses of any revisions requested by Buyer to any Title Policies, (u) fifty percent (50%) of all state, local and city transfer taxes and sales taxes (if any), (v) all costs, fees and expenses that have been approved by Buyer in advance relating to negotiating and obtaining the Required Consents, (w) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder and (x) any rollback and similar charges that may be triggered as a result of the change in use or the Owned Properties by Buyer or its successors and/or assigns following the Closing. Any other closing costs shall be allocated in accordance with local custom. Sellers and Buyer shall pay their respective shares of prorations as hereinafter provided. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.

(b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned Taxes, fees or other charges for which it has assumed responsibility under Section 9.1(a). The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the adjustments and prorations set forth in this Article X are to be adjusted and prorated between Sellers and Buyer (i) for purposes of determining increases to and deductions from the Purchase Price on the Closing Date, as of 11:59 P.M. on December 31, 2017 (the “Initial Adjustment Point”), and, (ii) for purposes of determining final prorations and apportionments between Buyer and Sellers as of the Closing Date in accordance with Section 10.12 hereof, as of 11:59 P.M. on the day preceding the Closing (the “Final Adjustment Point”), in each case based upon a 366-day year, with Buyer being deemed to be the owner of the Purchased Assets during the entire day of the Closing and being entitled to receive all operating income of the Purchased Assets, and being obligated to pay all operating expenses of the Assets, with respect to the day of Closing and the net amount thereof under this Article X shall be added to (if such net amount is in Sellers’ favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing and adjusted after Closing in accordance with Section 10.12.

SECTION 10.1.    Net Cash Flow Adjustment. Not less than two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with a statement of actual net cash flow as of the Initial Adjustment Point (the “Actual Net Cash Flow Statement”), which statement shall be based on the same model and otherwise consistent with the Net Cash Flow Forecast, together with such evidence as may reasonably be requested by Buyer confirming the items and amounts set forth on the Actual Net Cash Flow Statement. To the extent the net cash flow set forth on the Actual Net Cash Flow Statement is: (a) a positive number, and (i) if less than the projected amount for such items set forth on the Net Cash Flow Forecast as of the Initial Adjustment Point, Seller shall receive a credit at Closing equal to the difference between such two statements, and (ii) if more than the projected amount for such items set forth on the Net Cash Flow Forecast as of the Initial Adjustment Point, Buyer shall receive a credit at Closing equal to the difference between such two statements; and (b) a negative number, and (i) if less negative than the projected amount for such items set forth on the Actual Net Cash Flow Statement as of the Initial Adjustment Point, then Buyer shall receive a credit at Closing equal to the difference between such two statements, and (ii) if more negative than the projected amount for such items set forth on the Actual Net Cash Flow Statement as of the Initial Adjustment Point, then Seller shall receive a credit at Closing equal to the difference between such two statements. The adjustment set forth in this Section 10.1 shall override any adjustments elsewhere set forth in this Article X to the extent that it pertains to an item of income or expense that was accounted for in both the Net Cash Flow Forecast and the Actual Net Cash Flow Statement. If the item of income and expense was not accounted for in the Net Cash Flow Forecast or Actual Net Cash Flow Statement (such as certain accruals or extraordinary items), then such adjustment shall be prorated in accordance with the other applicable provisions of this Article X.

SECTION 10.2.    Rents; Commissions; RUBS. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.2:

(a) All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals or other sums and charges payable by tenants under the Leases) and income from any portion of the Owned Property shall be prorated as of the Closing Date. Buyer shall receive all collected rent and income attributable to dates from and after the Closing Date. Property Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the three immediately preceding sentences, no prorations shall be made at or prior to Closing in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Property Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Buyer shall pay to Property Seller such accrued Uncollected Rents as and when collected by Buyer in accordance with the terms of this Section 10.2(a). For a period of three (3) months following the Closing Date, Buyer agrees to bill tenants of the applicable Owned Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents. Buyer’s collection of rents shall be applied, first, to Uncollected Rents for the month in which the Closing occurs, second, towards current rent then due and owing under the Leases, and, third, to Uncollected Rents. After the Closing, Property Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Property Seller by any tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant and the delivery of a Leases assignment shall not constitute a waiver by Property Seller of such right; provided however, that the foregoing right of Property Seller shall be limited to actions seeking monetary damages and, in no event, shall Property Seller seek to evict any tenants in any action to collect Uncollected Rents. Buyer agrees to cooperate with Property Seller in connection with all efforts by Property Seller to collect such Uncollected Rents for a period of three (3) months following the Closing Date and to take all steps, whether before or after the

Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Property Seller, within seven (7) days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Property Seller; provided, however, that Buyer’s obligation to cooperate with Property Seller pursuant to this sentence shall not obligate Buyer to terminate any Lease with an existing tenant or evict any existing tenant from an Owned Property.

(b) Property Seller shall pay all leasing commissions and unit improvement costs accrued in connection with any Lease executed on or before the Effective Date or Buyer shall receive a credit therefore at Closing. Buyer shall pay all leasing commissions and unit improvement costs accrued in connection with any Lease executed after the Effective Date.

(c) At Closing, Property Seller shall receive a credit for the estimated amount of utility charges incurred by Property Seller and reimbursable to Property Seller from Tenants under the Leases for periods prior to Closing (“RUBS”). The credit shall be for sixty (60) days of RUBS calculated based on the average RUBS payable by the tenants for the twelve (12) month period preceding the Closing Date.

SECTION 10.3.    Taxes and Assessments. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.3:

(a) All non-delinquent real estate and personal property taxes and assessments payable with respect to the Owned Properties for the current year shall be prorated between Property Sellers and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable taxable period), provided that, with respect to Properties located in Colorado, such proration shall be prorated at Closing for calendar year 2018 based on the 2017 tax bill and reprorated upon receipt of the 2018 tax bill. Property Sellers shall be responsible for the payment of any real estate and personal property taxes that are delinquent before Closing. In no event shall Property Sellers be charged with or be responsible for any increase in the taxes on the Owned Properties resulting from the sale of the Owned Property contemplated by this Agreement, any change in use of the Owned Property on or after the Closing Date, or from any improvements made or leases entered into with respect to the Owned Property on or after the Closing Date. If any assessments on the Owned Properties are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due on or after the Closing Date).

(b) All other Taxes with respect to the Owned Properties other than those Taxes being adjusted under subsection (a) above (“Other Taxes”) due in connection with the ownership and operation of such Owned Properties and related personal property and relating to any period prior to Closing shall be the responsibility of the Property Sellers, and all Other Taxes due in connection with the ownership and operation of such Owned Properties and related personal property and relating to any period following the Closing shall be the responsibility of Buyer; provided that, for the avoidance of doubt, the amount of such Other Taxes allocable to the period prior to Closing and the period following the Closing shall be determined (i) in the case of Other Taxes imposed on a periodic basis, by pro rating each such Other Tax based on the number of days in the taxable period that includes the Closing Date that occur on or before the Closing Date, on the one hand, and the number of days that occur after the Closing Date, on the other hand, and (ii) in the case of Other Taxes not described in clause (i) above (such as franchise Taxes or Taxes that are based upon or related to income or receipts), as if such taxable period ended as of the close of business on the Closing Date. In the event that either party becomes liable for any such Other Taxes relating to the other party’s period of ownership, such party shall be entitled to a credit for such Other Taxes relating to the other party’s period of ownership in connection with any re-adjustment of the matters set forth in this Section 10.3(b) following the Closing. The parties shall cooperate in the preparation of any final Tax Returns required to be filed with respect to such Other Taxes.

SECTION 10.4.    Water and Sewer Charges. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.4: (a) water rates, water meter charges, sewer rents and vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed; (b) if there is a water meter, or meters, on the Owned Properties, Property Seller agrees that it shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills; and (c) unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

SECTION 10.5.    Utility Charges. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.5, Property Sellers shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Property Sellers shall be entitled to recover any and all refundable deposits held by any utility company as of the Closing Date. All charges for utilities prorated pursuant to this Section 10.5 shall be prorated outside of the escrow contemplated herein within ninety (90) days after the Closing Date.

SECTION 10.6.    Intentionally Omitted.

SECTION 10.7.    Assumed Contracts. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.7: (a) amounts due under the Assumed Contracts shall be adjusted and prorated, with Buyer to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Property Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date; and (b) subject to Section 10.1, with respect to any refundable deposit (security or otherwise) or other reserve being held by a third party pursuant to an Assumed Contract, Buyer shall credit Property Seller at Closing for one hundred percent of such deposit or reserve.

SECTION 10.8.    Cash and Reserves. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.8:

(a) Without duplication of Section 2.1(c)(i), Buyer shall receive a credit for any deferred development fees received by any Property Seller prior to Closing and relating to the period from and after Closing (if any).

(b) To the extent that any cash (including any reserves or deposits under any lease or other occupancy agreement assumed by Buyer) and any reserves or deposits held by a third party with respect to any Owned Property is acquired by Buyer at Closing, Property Seller shall receive the credit for all such cash on a dollar-for dollar basis at Closing. Notwithstanding the foregoing, Property Seller shall not receive a credit for, and there shall be no proration with respect to, the proceeds of any incentive grants awarded by any third party, in each case, that is reserved for or required to be used for construction purposes pursuant to the applicable grant agreement (other than any such amounts which Buyer is otherwise receiving a credit for specifically pursuant to the terms of this Agreement).

(c) Intentionally omitted.

SECTION 10.9.    HOA. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.9, all owner’s association or similar fees and assessments (including, if applicable, any declarant or developer subsidies) due and payable with respect to the Owned Properties with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Property Sellers and Buyer during such year.

SECTION 10.10.    Lot Sale Contract Adjustments. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.10, Buyer shall receive a credit at Closing for the amount of any deposits made pursuant to Lot Sale Contracts from and after December 18, 2017. Property Seller shall retain, and Buyer shall receive no credit for, any deposits made pursuant to Lot Sale Contracts prior to December 18, 2017.

SECTION 10.11.    Other Adjustments. To the extent that the adjustments in Section 10.1 do not take into account an item specified in this Section 10.11, (a) the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing; and (b) any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan areas where the Owned Properties are located, shall be prorated as applicable.

SECTION 10.12.    Re-Adjustment. Following the Closing Date, all items subject to proration or apportionment pursuant to this Article X shall be re-prorated and re-apportioned as of the Final Adjustment Point. For purposes of this Section 10.12, all references in this Article X to the Initial Adjustment Point in calculations of adjustments and apportionments shall instead refer to the Final Adjustment Point, mutatis mutandis. Additionally, in the event any prorations or apportionments made under this Article X shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same; provided, however, in no event shall the foregoing sentence be construed to mean that if the actual results for any period following the Final Adjustment Point are different from the Net Cash Flow Forecast applicable to such period that an adjustment will be made, it being the intent of the parties that the purpose of such sentence is to correct errors in calculation and differences in budgeted versus actual net cash flow of the Properties. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated as of the Final Adjustment Point when the information is available. Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within ninety (90) days after Closing, except to the extent the actual amounts of Taxes prorated in the calculations set forth in or pursuant to Section 10.2(a) above are not available during such period, reprorations with respect thereto shall be made within ninety (90) days of receipt of the final bills for such Taxes. The obligations of Sellers and Buyer under this Article  X shall survive the Closing.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.    Indemnification by Seller. Following the Closing and subject to Sections 11.3, 11.4 and 11.5, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates, members, partners, shareholders, employees, agents, officers and directors (collectively, the “Buyer-Related Entities”) from and against any and all Losses suffered or incurred by any such Buyer-Related Entities arising out of, or resulting from, (a) any breach of any representation or warranty of Sellers contained in this Agreement or in any Closing Document, (b) any breach of any covenant of Sellers contained in this Agreement or in any Closing Document, and (c) any Retained Liabilities. In no event shall the indemnification obligations set forth in this Section 11.1 be limited to the amount of insurance proceeds payable in connection therewith.

SECTION 11.2.    Indemnification by Buyer. From and after the Closing and subject to Sections 11.4 and 11.5, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates, members, partners, shareholders, employees, agents, officers and directors, excluding the Joint Venture Entities, the Wholly Owned Entities and the Subsidiaries (collectively, the “Seller-Related Entities”) from any and all Losses suffered or incurred by any such Seller-Related Entities arising out of, or resulting from, (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any Closing Document; (b) any breach of any covenant of Buyer contained in this Agreement or in any Closing Document; (c) those certain matters relating to Existing Litigation expressly set forth on Schedule 3.2(d)-2; and (d) the Specified Lot Liabilities, provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the liability of Buyer with respect to the indemnification and defense costs provided for in this clause (d) exceed $3,500,000.00 in the aggregate. In no event shall the indemnification obligations set forth in this Section 11.2 be limited to the amount of insurance proceeds payable in connection therewith.

SECTION 11.3.    Limitations on Indemnification.

(a) Notwithstanding the foregoing provisions of Section 11.1, but subject to Section 11.3(c), (i) Sellers shall not be required to indemnify or defend Buyer or any Buyer-Related Entities under Section 11.1 unless the aggregate of all amounts for which indemnity claims and defense costs would otherwise be payable by Sellers under Section 11.1 exceeds the Basket Limitation and, in such event, Sellers shall be responsible for all such amounts from the first dollar, without regard to the Basket Limitation, (ii) in no event shall the liability of Sellers with respect to the indemnification and defense costs provided for in Section 11.1 exceed in the aggregate the Cap Limitation, and (iii) if Buyer obtains Buyer’s Knowledge of any inaccuracy or breach of any representation, warranty, or covenant of Sellers contained in this Agreement prior to the Closing (a “Pre-Closing Seller Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity on account of any such Pre-Closing Seller Breach. In no event shall Buyer or Sellers be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Sellers or Buyer, respectively, except to the extent Buyer or the Buyer-Related Entities, or Seller or the Seller-Related Entities, as applicable, actually incur Losses pursuant to Section 11.1 and Section 11.2, as applicable, because such damages are awarded to a third party in connection with a third party claim.

(b) Intentionally omitted.

(c) Notwithstanding anything herein to the contrary, the limitations set forth in clauses (i), (ii) and (iii) of the first sentence of Section 11.3(a) shall not apply to any of the following: (i) any breach of any of the Seller Fundamental Representations; (ii) the indemnities provided in clause (c) of Section 11.1; (iii) Sellers’ obligations under Section 9.1 with respect to payment of transaction costs; (iv) Sellers’ obligations under Article X with respect to prorations and adjustments; (v) Sellers’ obligations under Section 15.2 with respect to the brokers; and (vi) any other covenant or obligation of Sellers hereunder to be performed from and after Closing in accordance with this Agreement.

(d) Intentionally Omitted.

SECTION 11.4.    Survival. Subject to the last sentence of this Section 11.4, the representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of 9 months after the Closing (unless a longer survival period is expressly contemplated under this Agreement) for (i) all representations and warranties contained in this Agreement and (ii) breach of any covenants that were required to be performed before Closing. Subject to the last sentence of this Section 11.4, no action or proceeding related to breach of any representations, warranties or covenants described in the preceding sentence shall be valid or enforceable, whether at law or in equity unless (A) notice of said claim is furnished to Sellers on or before the date which is 9 months (or such longer period expressly provided in this Agreement) following the Closing Date with respect to a claim pursuant to the preceding sentence and (B) an action or proceeding with respect thereto is commenced within 90 days after the expiration of said 9 month period (or longer period), as applicable. Notwithstanding the foregoing, the limitations set forth in the first and second sentence of this Section 11.4 shall not apply to (1) (i) any breach of any Seller Fundamental Representation, (ii) Sellers’ obligations under Section 9.1 with respect to payment of transaction costs, (iii) any breach of the agreement provided in Section 15.2, or (iv) the indemnities provided in clause (c) of Section 11.1 each of which shall terminate sixty (60) calendar days after the expiration of the applicable statute of limitations or (2) any other covenant or obligation of Sellers hereunder to be performed from and after Closing in accordance with this Agreement.

SECTION 11.5.    Notification; Claims.

(a) In the event that any indemnified party (“Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party hereunder (an “Indemnification Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) calendar days following such Indemnified Party’s having become aware of such Indemnification Claim, notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided, that no failure on the part of the Indemnified Party in giving any such notice of an Indemnification Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) In the event of an Indemnification Claim for which an Indemnifying Party shall indemnify an Indemnified Party pursuant to Section 11.1 (other than with respect to Tax Claims) or Section 11.2 (as applicable), Indemnifying Party shall have the right to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of Indemnifying Party, of the defense of any Indemnification Claim; provided, that Indemnifying Party shall not have the right to assume the conduct and control of an Indemnification Claim (1) which involves criminal actions or allegations of criminal conduct by a Indemnified Party or (2) which the Indemnifying Party failed or is failing to vigorously prosecute or defend. If Indemnifying Party assumes control of the defense of any Indemnification Claim in accordance with the terms hereof, then Indemnified Party shall have the right to employ separate counsel in any such Indemnification Claim and to participate in the defense thereof, and the fees and expenses of such counsel shall be borne by such Indemnified Party, except that the fees and expenses of such counsel shall be borne by Indemnifying Party if (1) the employment of such counsel has been specifically authorized in writing by Indemnifying Party, or (2) the named parties to any such Indemnification Claim (including any impleaded parties) include both such Indemnified Party and Indemnifying Party and such Indemnified Party shall have been advised by its counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to Indemnifying Party, or available to Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct. If Indemnifying Party assumes the defense of any Indemnification Claim, then Indemnifying Party shall not, without the prior written consent of Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Indemnification Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates or, if the Indemnifying Party is Seller, any Joint Venture Entity, Wholly Owned Entity or Subsidiary, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates and, if the Indemnifying Party is Seller, the Joint Venture Entities, Wholly Owned Entities and Subsidiaries from all liability in respect of such Indemnification Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates or, if the Indemnifying Party is Seller, any Joint Venture Entity, Wholly Owned Entity or Subsidiary other than solely the payment of money damages for which Indemnifying Party will pay. Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available all witnesses, pertinent records, materials and information in their possession or under their control relating thereto as are reasonably required by the other party; provided, that nothing herein shall require either Indemnifying Party or the Indemnified Party to waive any attorney-client privilege or attorney’s duty of confidentiality or confidential treatment, and that the cooperation obligations set forth in this sentence shall be null and void and of no force and effect in the event that either such party has been advised in writing by counsel that a reasonable likelihood exists of a material conflict of interest between Indemnifying Party and the Indemnified Party.

SECTION 11.6.    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document shall be the indemnifications provided for under this Article XI, prorations obligations under Article X and the indemnification obligations under Section 15.2.

SECTION 11.7.    Tax Treatment of Indemnity. Sellers and Buyer agree that any indemnity payments made under this Agreement shall be treated as adjustments to the Purchase Price for all tax purposes, unless otherwise required by Applicable Law.

SECTION 11.8.    Tax Matters.

(a) Allocations. The amount of all income Tax items relating to the Straddle Period of any Joint Venture Entity, Wholly Owned Entity or Subsidiary that is taxable as a partnership for U.S. federal income tax purposes shall be allocated using an interim “closing of the books” method in accordance with Treasury Regulations Section 1.706-1(c)(2) to the fullest extent permitted by Applicable Law, and the parties shall cooperate in good faith to file all Tax Returns for such taxable year in accordance with the foregoing.

(b) Tax Claims.

(i) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to Buyer pursuant to Section 11.1 with respect to a breach of a representation contained in Section 3.2(p), Buyer shall promptly give notice to Sellers in writing of such claim (a “Tax Claim”).

(ii) Sellers shall, solely at their own cost and expense, control all proceedings and may make all decisions taken in connection with any such Tax Claim relating exclusively to Taxes of a Joint Venture Entity, Wholly Owned Entity or Subsidiary for a Pre-Closing Tax Period (including selection of counsel) and, without limiting the foregoing, may in its reasonable discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto. Buyer shall have the right to participate in the prosecution or defense of such Tax Claim and Sellers shall not consent to the settlement of such Tax Claim without Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) Buyer shall control all proceedings and may make all decisions in connection with any Tax Claim relating to Taxes of any Joint Venture Entity, Wholly Owned Entity or Subsidiary for a Straddle Period (including selection of counsel) and, without limiting the foregoing, may in its reasonable discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto. . Sellers shall have the right to participate in the prosecution or defense of such Tax Claim, and Buyer shall not consent to the settlement of such Tax Claim without Sellers’ consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Record Retention.

(i) Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Joint Venture Entities, the Wholly Owned Entities and Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(d) Section 754 Election. Buyer and Sellers agree and shall, or shall cause their Affiliates to, take such actions as are reasonably necessary such that each Joint Venture Entity, each Wholly Owned Entity and each Subsidiary that is treated as a partnership for U.S. federal income tax purposes will have a valid election in place under Section 754 of the Code for its taxable year in which the Closing occurs.

SECTION 11.9.    Survival. The provisions of this Article XI shall survive the Closing.

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

SECTION 12.1.    Prosecution and Settlement of Proceedings. If any tax reduction proceedings (including, but not limited to, administrative and/or judicial proceedings or appeals) in respect of any Owned Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same, subject to reasonable consultation with Buyer over any such settlement and so long as such settlement does not have a material adverse effect with respect to Taxes for the fiscal year in which Closing occurs or thereafter. If any tax reduction proceedings in respect of any Owned Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the relevant Seller shall use commercially reasonable efforts to promptly transition the prosecution thereof to Buyer or its designee, whereupon Buyer shall have the right to continue to prosecute and/or settle the same. Buyer and Sellers shall reasonably cooperate with each other in connection with the prosecution of any such tax reduction proceedings.

SECTION 12.2.    Application of Refunds or Savings. Any refunds or savings in the payment of Taxes resulting from such tax reduction proceedings applicable to Taxes payable during the period prior to the date of the Closing shall belong to and be the property of Sellers, and any refunds or savings in the payment of Taxes applicable to Taxes payable from and after the date of the Closing shall belong to and be the property of Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Buyer in proportion to the gross amount of such refunds or savings payable to Sellers and Buyer, respectively; provided, however, that neither Sellers nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 12.3.    Survival. The provisions of this Article  XII shall survive the Closing.

ARTICLE XIII

INTENTIONALLY OMITTED

ARTICLE XIV

INTENTIONALLY OMITTED

ARTICLE XV

MISCELLANEOUS

SECTION 15.1.    Exculpation.

(a) Notwithstanding anything to the contrary contained herein, Sellers’ shareholders, partners, members, Affiliates (unless such shareholder, partner, member or Affiliate is also a Seller hereunder), trustees, officers, directors, managers, employees and agents assume no personal liability for any obligations entered into on behalf of Sellers and their individual assets shall not be subject to any claims of any person relating to such obligations. The provisions of this Section 15.1(a) shall survive the Closing or any termination of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, Affiliates, trustees, officers, directors, managers, employees and agents assume no personal liability for any obligations entered into on behalf of Buyer and their individual assets shall not be subject to any claims of any person relating to such obligations. The provisions of this Section  15.1(b) shall survive the Closing or any termination of this Agreement.

SECTION 15.2.     Brokers.

(a) Each Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each Seller agrees to indemnify, protect, defend and hold Buyer and the Buyer-Related Entities harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such Seller’s breach of the foregoing representation in this Section 15.2(a). The provisions of this Section 15.2(a) shall survive the Closing or any termination of this Agreement.

(b) Buyer represents and warrants to Sellers that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Sellers and the Seller-Related Entities harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representation in this Section 15.2(b).

SECTION 15.3.    Confidentiality; Press Release; IRS Reporting Requirements.

(a) Buyer and Sellers, and each of their respective Affiliates, shall hold as confidential all information disclosed in connection with the transactions contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that such parties are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, and (iii) to comply with any Applicable Law, including pursuant to governmental regulations and statutes as required by law for publicly traded entities or pursuant to an order by a court of competent jurisdiction. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 15.3(a) shall survive the Closing (with respect to matters concerning the economic and other terms of this Agreement and the identity of Buyer’s and Sellers’ direct or indirect beneficial owners) or the termination of this Agreement for a period of six months.

(b) Neither Sellers nor Buyer may issue a press release or public announcement with respect to this Agreement or the transactions contemplated hereby without the written consent of Sellers and Buyer, unless and to the extent disclosure of the information in such press release or public announcement is required by Applicable Law, the applicable rules of any stock exchange or the applicable provisions of any stock exchange listing agreement of any party hereto, in which case the issuing party shall provide the other party with only a reasonable opportunity to review and comment on such press release or public announcement. The provisions of this Section 15.3(b) shall survive the Closing for a period of six months.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transactions contemplated by this Agreement, including, but not limited to, any requirements set forth in Treasury Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), Sellers and Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transactions contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Sellers and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Sellers and Buyer each retain a counterpart of this Agreement for at least four (4) years following the calendar year of the Closing.

SECTION 15.4.    Intentionally Omitted.

SECTION 15.5.    Intentionally Omitted.

SECTION 15.6.    Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.7.    Assignment. Except for an assignment to a “Permitted Assignee” (as hereinafter defined), neither this Agreement nor any interest hereunder shall be assigned or transferred by Buyer. For purposes of this section, the term “Permitted Assignee” shall mean one or more legal entities directly or indirectly controlled or co-controlled by, or under common control with, Starwood. To be effective, an assignment shall (i) be fully executed by the assignor and the assignee and delivered to Sellers and (ii) contain a provision whereby the assignee assumes all of the obligations of Buyer under this Agreement as it relates to the applicable Properties. Without Seller’s consent, Buyer may designate one or more direct or indirect wholly owned subsidiaries to which one or more of the Properties or Ownership Interests will be assigned at Closing. Upon an assignment of this Agreement or any rights under this Agreement, the “Buyer” shall be deemed to refer to such designee(s) with respect to the applicable Properties or Ownership Interests. In no event will the assignment of this Agreement by Buyer release or discharge the Buyer initially set forth in this Agreement from any liability or obligation hereunder.

SECTION 15.8.    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 15.9.    Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by overnight courier (such as Federal Express), or email transmission with a copy to follow by certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

(a)    To Sellers:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746-5149

Attention: Daniel C. Bartok

Email: Danielbartok@forestargroup.com

with copies thereof to:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746-5149

Attention: Matt Stark

Email: MattStark@forestargroup.com

and:

Gardere Wynne Sewell LLP

2021 McKinney Avenue, Suite 1600

Dallas, Texas 75201-3340

Attention: Kevin L. Kelley

Email: kkelley@gardere.com

(b)    To Buyer:

c/o SOF-X U.S. Holdings, L.P.

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Ellis Rinaldi; Eric Franklin

Email: rinaldi@starwood.com; frankle@starwood.com

and:

c/o Starwood Capital Group Global II, L.P.

100 Pine Street, Suite 3000

San Francisco, CA 94111

Attention: Daniel Schwaegler

Email: schwaed@starwood.com

and:

c/o Michael J. Moser

6310 Capital Dr. #130

Bradenton, FL 34202

Attention: Michael J. Moser

mmoser@starwoodland.com

with copies thereof to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Jonathan Schechter P.C.

Email: jonathan.schechter@kirkland.com

(c)    To the Escrow Agent:

First American Title Insurance Company

18500 Von Karman Avenue, Suite 600

Irvine, CA 92612

Attention: Kristen Hueter

Email: khueter@firstam.com

All notices (y) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section 15.9 and (z) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) calendar days’ prior notice thereof to the other parties.

SECTION 15.10.    Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

SECTION 15.11.    Amendments. This Agreement may not be amended, modified, supplemented or terminated except by written agreement executed by Sellers and Buyer, nor may any of the obligations of Sellers or Buyer hereunder be waived, except by written agreement executed by the party waiving such obligation.

SECTION 15.12.    No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 15.13.    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Texas.

SECTION 15.14.    Submission to Jurisdiction. Buyer and Sellers each irrevocably submits to the jurisdiction of any United States Federal or Texas State court sitting in Austin, Texas, and any appellate court from any court thereof for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Sellers each further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Sellers each irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any United States Federal or Texas State court sitting in Austin, Texas, and any appellate court from any court thereof, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.15.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law.

SECTION 15.16.    Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 15.17.    Counterparts. This Agreement may be executed in two or more counterparts and by email or pdf signatures, which taken together still constitute collectively one agreement and shall be deemed an original for all purposes hereunder. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or email or pdf signature.

SECTION 15.18.    Construction; Interpretation. The parties hereto acknowledge that the parties and their counsel have reviewed and revised this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. In the event the date on which Sellers or Buyer is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including any exhibits, schedules or amendments hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) references to “$” or “dollar” or “US$” shall be references to United States dollars.

SECTION 15.19.    Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto, except in connection with a lis pendens recorded in connection with an action for specific performance that is filed in accordance with this Agreement.

SECTION 15.20.    Time is of the Essence. Sellers and Buyer agree that time is of the essence with respect to the obligations of Buyer and Sellers under this Agreement.

SECTION 15.21.    Joint and Several Liability. The obligations of Sellers under this Agreement shall be joint and several. Without limitation of the foregoing, all of Sellers shall be jointly and severally liable for the performance of all obligations of any one Seller or any group of Sellers under this Agreement and the Closing Documents.

SECTION 15.22.    Waiver of Jury Trial. Sellers and Buyer hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.

SECTION 15.23.    Survival. The provisions of this Article XV shall survive the Closing or any termination of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLERS:

FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation

By:
Charles D. Jehl, Executive Vice President

FORESTAR MOUNTAIN INVESTMENTS LLC., a Delaware limited liability company

By:
Charles D. Jehl, Executive Vice President

JOHNSTOWN FARMS, LLC, a Delaware limited liability company

By:
Charles D. Jehl, Executive Vice President

STONEY CREEK PROPERTIES LLC, a Delaware corporation

By:
Charles D. Jehl, Executive Vice President

360 DEVELOPMENT LLC, a Delaware limited liability company

By:
Charles D. Jehl, Executive Vice President

[signatures continue on the following page]

CL WATERFORD, LLC, a Texas limited liability company

By:
Charles D. Jehl, Executive Vice President

CANYON LAND HOLDINGS LLC, a Delaware limited liability company

By:
Charles D. Jehl, Executive Vice President

[signatures continue on the following page]

BUYER:

STARWOOD LAND, L.P., a Delaware limited partnership

By:		STARWOOD LAND GP, L.L.C., a Delaware limited liability company, its general partner

By:
Name: Title: